Review of the Lomo de Camello Project, Peru	Page 1 of 89

Review of the Lomo de Camello Project, Peru

Property Name:	Lomo de Camello

Political Location:	District of Ocaña & District of El Ingenio
Province of Lucanas & Province of Nasca
Department of Ayacucho & Department of Ica
Republic of Perú

Map Reference:	Hoja 29-M Cordova (1:100,000 scale)
Hoja 30-N Nasca (1:100,000 scale)

Latitude:	14º29’47” south
Longitude:	74º59’52” west

Owner of Project:	Bear Creek Mining Company, Sucursal del Peru
Operator of Project:	Bear Creek Mining Company, Sucursal del Peru
Report For:	EVEolution Ventures Inc.
Report by:	Peter Ronning, P.Eng.

Date of Report:	1 August 2002

Contents

I. Summary
II. Introduction and Terms of Reference
A. Terms of Reference
B. Purpose of Report
C. Sources of Information
1. Note on Language
D. Field Work by Ronning
III. Disclaimer
IV. Property Description and Location
A. Project Definition

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1. Mineral Titles
2. Acquisition and Maintenance of Mineral Titles in Peru
3. Applicable Agreements
B. Permitting
C. Environmental Liabilities and Social Issues
1. Yuri and Paraiso Properties
2. Palmar Property
V. Accessibility, Climate, Local Resources, Infrastructure and Physiography
A. Physiography and Climate
B. Access and Infrastructure
C. Surface Rights
VI. History
VII. Geological Setting
A. Regional Geological Setting
1. Lithologic Units
2. Tectonics and Structure
B. Local and Property Geology
1. Lomo de Camello Property
2. Palmar Property
VIII. Deposit Types
A. Mineral Deposits in the District
B. Mineral Deposits on the Properties
IX. Mineralization
A. Lomo de Camello Property
1. Lomo de Camello Vein

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2. Yuri Mine Site
3. Garganta Area
4. Potential of the Lomo de Camello Property
B. Palmar Property
X. Exploration
A. Geological Survey
B. Geochemical Survey
XI. Sampling Method and Approach
A. BCMC Samples
B. Independent Check Samples
XII. Sample Preparation, Analyses and Security
A. BCMC Samples
B. Independent Check Samples
C. ISO 9002 Certification
XIII. Data Verification
XIV. Adjacent Properties
A. Santa Filomena Prospect
XV. Mineral Processing and Metallurgical Testing
XVI. Interpretation and Conclusions
XVII. Recommendations
A. Exploration Concepts
B. Stage 1
1. Lomo de Camello (Yuri and Paraiso Properties)
2. Palmar Property (Pechereque 10 and Oso Concessions)
C. Stage 2

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1. Lomo de Camello
2. Palmar Property (Pechereque 10 and Oso Concessions)
D. Intent of Recommendations
XVIII. References and Sources of Information
XIX. Glossary of Technical Terms
A. Geological Time Scale
XX. Certificate of Author
Tables
Table 1: Mineral Titles
Table 2: Results from Ronning Samples of High Grade Stockpile
Table 3: Results from Ronning Samples in Carola Tunnel, Sub-level 1
Table 4: Samples from Abandoned or Low Grade Sites
Table 5: BCMC Samples from Yuri Mine Area, Yuri I-2000 Concession
Table 6: Ronning Samples from Yuri Mine Area, Yuri I-2000 Concession
Table 7: BCMC Samples from Garganta Area
Figures
Figure 1: Location and Access
Figure 2: Palmar Concessions
Figure 3: Location and Regional Geology
Figure 4: Lomo de Camello Geology and Land Map
Figure 5: Longitudinal Section A — A’
Figure 6: SECTION B-B’
Figure 7: Vein Trace and Surface Gold values
Figure 8: Carola Underground Geological Map

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Figure 9: Carola Underground Cross Section A – A’
Figure 10: Carola Underground Sample Location
Figure 11: Carola Underground Gold Values
Figure 12: Sites of Ronning Samples

Appendices

Appendix 1: Descriptions and Analytical Results, Owners’ Samples

Appendix 2: Analytical Results, Independent Samples

Appendix 3: Descriptions of Independent Samples

Appendix 4: Cost Projections

Summary

EVEolution Ventures Inc. (EVE) has entered into an agreement to purchase all of the limited partner interests in Peru Exploration Ventures LLP and the shares of its general partner Bear Creek Mining Company Limited (BCMC). This report is prepared on behalf of EVE in compliance with the requirements of National Instrument 43-101. It describes the Lomo de Camello Property and another less advanced project nearby. These are among several mineral exploration projects operated by BCMC in Peru.

BCMC holds options to purchase 100% interest in several of the properties comprising the project under the terms of three agreements with three different owners or groups of owners. BCMC is the direct owner of two concessions. A summary of the agreements and properties appears in the following table:

Properties	Term of Agreement	Cost to Exercise Option	Other Payments to Owner

Paraiso (4 concessions)	36 months	$US 610,000	$US 1,000
Yuri (1 concession)	36 months	$US 800,000
Pechereque 10 Concession	36 months	$US 250,000 ($US 310,000 work requirement in addition)	$US 4,500
Oso (2 concessions 100% owned by BCMC)	n/a	n/a	n/a

Notes: The agreement between BCMC and the Yuri owners is covered by letters of intent. A final agreement is delayed while the owners settle certain issues amongst themselves and with a company that once operated a small mine on the Yuri property

BCMC may opt out of any of the agreements at any time, payments already made being forfeit

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BCMC is to pay the annual concession maintenance fees to the national government during the terms of the agreements. These may be either $US 1 per hectare or $US 3 per hectare, depending on whether or not the registered property owners are considered to be small miners. The total number of hectares covered by the concessions is just over 2935.

The properties are situated in the mountainous desert terrain of Peru’s Coastal Batholith (a region of intrusive, granite-like rocks). Access to the properties is via several single lane dirt roads that by various routes lead to the several properties and their different parts. The distance from the nearest paved road varies between 18 and 35 kilometers depending on the specific destination.

The Lomo de Camello Project, encompassing the Paraiso and Yuri properties, is on barren mountains with no permanent human residents or agricultural activity. One of the property owners, and a fluctuating number of “informal” (see footnote 1) miners exploit parts of the properties on a very small scale. There is an essentially moribund small mining operation on the Yuri property.

The Pechereque 10 concession combined with the Oso concessions form a block that straddles the Quebrada Ingenio, which contains a creek that supports some cultivation of crops. Some form of consultation with the farmers will be required if work on these concessions advances to a stage at which it could affect their rights and activities.

No unusual social or environmental issues are expected relating to the projects, provided that normal good social and environmental practices are followed by the project operator.

The projects are in a district known for gold quartz vein deposits. The Lomo de Camello deposit and other prospects on the properties contain gold, with no other commodities of likely commercial interest, in quartz veins. The veins follow fractures predominantly in fine grained clastic sedimentary rocks and secondarily in the mainly granitic rocks of the Cretaceous Coastal Batholith that intrudes the sediments. Veins in the sedimentary host have better continuity and width than those in the granitic host.

The quartz veins follow brittle shears (fractures) in the country rock. The main Lomo de Camello structure trends generally north-northwestwards, sub-parallel to the main northwestward Andean structural trend. The steeply dipping Lomo de Camello structure contains variable proportions of vein quartz, other vein minerals, and broken country rock. The veins contain minor quantities of iron and other metal-bearing sulphide minerals, as well as native gold.

The Lomo de Camello vein has been traced on the surface for a length of 6 kilometers, with a 4 kilometer central zone in which most of the better grades and widths are found. Approximately 2.2 kilometers of the 4 kilometer central zone is on the Yuri property, with the remaining 1.8 kilometers being on the Paraiso property. Gold mineralization is present over a vertical interval of at least 500 meters. Vein widths are variable in the range 30 centimeters to 3 meters. Rock sampling has returned gold grades up to 53.5 grams gold per tonne. Of 124 rock samples collected by BCMC from the Lomo de Camello vein, 34 contained gold values of 10 g Au/t or greater.

In addition to the Lomo de Camello vein, the Lomo de Camello Property contains at least two other settings that are prospective for a gold deposit. The project also includes the recently acquired Palmar Property (the Pechereque 10 and Oso concessions) that is not contiguous with the Lomo de Camello Property. Palmar is a very early stage prospect that has been visited only briefly by BCMC geologists, but a steeply dipping gold vein not unlike the Lomo de Camello vein has already been identified on one of the properties. Two samples from it contained 2.59 g Au/t over 1.6 meters and 105 g Au/t over 1 meter.

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To date BCMC has done early stage surface exploration of the Lomo de Camello Property, including the preparation of a geological map covering about 1,500 hectares, and the collection of the 142 rock samples. The stage of exploration is too early for BCMC to have confirmed that a profitably exploitable deposit exists. The Lomo de Camello property does not contain a known body of mineralization that is potentially mineable at a profit. The work by BCMC has shown that there is a possibility of discovering such a deposit.

Further exploration is justified. This report contains a proposal for two stages of exploration work. The first stage on the Lomo de Camello Property, to consist of additional geological mapping, a preliminary structural study, further surface sampling of rocks, and a very preliminary geostatistical study, is projected to cost in the order of $C 81,000. The first stage also includes some preliminary geological work on the Palmar Property.

The second stage of exploration would be contingent on the results of the first stage justifying continued work. At Lomo de Camello it would consist of about 1,500 meters of diamond drilling, 500 meters of underground exploration, and some mineral process (metallurgical) testing, and is projected to cost in the order of $C 502,000. The second stage would also include continued surface exploration on the Palmar Property.

Introduction and Terms of Reference

Terms of Reference

On 30 May 2002 EVEolution Ventures Inc. (hereinafter referred to, for brevity, by its trading symbol EVE) announced via a news release that it has entered into a letter agreement under which it has agreed to purchase all of the limited partner interests in Peru Exploration Ventures LLP and the shares of its general partner Bear Creek Mining Company Limited (hereinafter referred to as BCMC). As one of the terms of the agreement, EVE will complete a prospectus offering on the TSX Venture Exchange.

EVE engaged the writer, Peter A. Ronning, P.Eng., to undertake an independent, technical due diligence review of those mineral properties of BCMC that, in the opinion of the respective managements of EVE and BCMC, are material to the transaction. The Lomo de Camello project is documented in the present report, as required under the terms of National Instrument 43-101.

Throughout this report, “I”, “me” and “the writer” all refer to Peter A. Ronning, P.Eng.

Purpose of Report

The purpose of the review is to provide EVE and its investors with a summary of the project, including an independent opinion as to the technical merits of the project and the appropriate manner of conducting the forthcoming stage of exploration. It is intended that this report may be submitted to those Canadian stock exchanges and regulatory agencies that may require it. It is further intended that EVE may use it for any lawful purpose to which it is suited. This is a technical report. Nevertheless, it is expected that persons without technical training and experience in mineral exploration will have occasion to read it. The report is written in plain language to the extent possible, and explanations are provided for many technical terms or jargon.

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Sources of Information

A list of the information that I reviewed in preparing this report is to be found as a bibliography at the end of the report on page 51. Those sources include documents provided by BCMC plus a number of public domain sources. In addition to printed material, I had numerous conversations with professional geologists (see Footnote 2) employed by BCMC, both in the field and at the company’s office in Lima, Peru.

Note on Language

Some of the printed and electronic sources of information used in the preparation of this report are in Spanish. I am competent to read documents in Spanish, and the information that was originally in Spanish is presented in this report in English without further acknowledgement of the translation.

Where appropriate, Spanish is retained, as in the case of proper nouns (for example, “Río Ocoña” is used, not “Ocona River”).

Field Work by Ronning

I spent the period 7 June through 21 June 2002 in Peru. On the 12th and 13th of June I was on the Lomo de Camello property in the company of two geologists from BCMC. I visited many of the mineral occurrences described in this report and collected fifteen rock samples.

Travel to and from Lomo de Camello consumed two days. For three days I worked in the Lima office of BCMC, reviewing data on Lomo de Camello and two other projects.

Disclaimer

This report, of necessity, relies extensively on information originated by personnel of BCMC, and to a lesser degree by third parties; that is, by neither BCMC nor Ronning. I (Ronning) have visited the property, collected enough samples to verify that mineralization of the character described exists, and verified that the geology is as described herein. Nevertheless, I have relied extensively on information obtained from geological reports prepared by other geoscientists, and on information obtained in discussions with BCMC geologists. I am unable to state that all of those on whose work I have relied are Qualified Persons, nor is it practical for me to investigate the professional status and background of all of the geoscientists who have contributed to the Lomo de Camello project.

For information as to the present ownership of the properties that comprise the Lomo de Camello project I checked the records of the Peruvian mineral title registry via the internet, with the assistance of an employee of BCMC. For information as to BCMC’s contractual interest in the properties I have relied entirely on information provided by BCMC. I am not a Qualified Person with respect to the Peruvian mineral tenure system and its legal ramifications. The information herein concerning mineral titles owned by or under option to BCMC is presented solely for the convenience of the reader, not as a matter of professional opinion.

Property Description and Location

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(see Figure 1, Figure 2, Figure 3, Figure 4 and Figure 12)

Project Definition

The project that is loosely referred to as Lomo de Camello is a regional scale effort that at the time of writing encompasses three separate blocks of claims distributed over 28 kilometers of a northwest-southeast regional geological trend. The following terms are used to refer to it and its various components. The concessions are listed in Table 1:

Lomo-Palmar Project:	Refers to the regional-scale project as a whole, including all the currently-optioned concessions.

Lomo de Camello Project:	Same as above.

Lomo de Camello Property:	Refers to those contiguous concessions in the vicinity of Lomo de Camello, listed in Table 1 under the headings Paraiso Property and Yuri Property.

Palmar Property:	Refers to the Pechereque 10, Oso 15 and Oso 17 concessions listed in Table 1.

Mineral Titles

(see Figure 4 on page 23)

The mineral titles that comprise the Lomo-Palmar Project are set out in Table 1, below.

Table 1: Mineral Titles

Registration
Number				Area in	Vertices*
(Codígo)	Year Approved	Name	Owner	Hectares	(UTM PSAD 56)

					East	North

Paraiso Property (part of Lomo de Camello)
010243999	2000	Carola JCE	Julio Cesar Huerta Depaz	200	502000 502000	8397000 8396000
					500000	8396000
					500000	8397000
010015701	2001	Paraiso Minero IX	Julio Cesar Huerta Depaz	100	501000 501000	8398000 8397000
					500000	8397000
					500000	8398000

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Registration
Number				Area in	Vertices*
(Codígo)	Year Approved	Name	Owner	Hectares	(UTM PSAD 56)

					East	North

010021001	2001	Paraiso Minero X	Julio Cesar Huerta Depaz	100	501000 502000	8398000 8398000
					502000	8397000
					501000	8397000
010034401	2001	Paraiso Minero XII	Julio Cesar Huerta Depaz	300	504000 504000	8396000 8394000
					503000	8394000
					503000	8395000
					502000	8395000
					502000	8396000
Yuri Property (part of Lomo de Camello)
10011653X01	1989	Yuri I-2000	Yuri I de Ica SMRL	995.3478	499948	8399919.69
			(company name)		500907.85	8397611.29
					497214.42	8396075.53
					497029.51	8296520.22
					497050.35	8396528.87
					496284.29	8398374.92
					496262.13	8398365.73
					496254.56	8398383.93
Pechereque 10 Concession: Palmar Property
010071702	2002	Pechereque 10	Felix Faustino Elias Farfan	200	509000 511000	8388000 8388000
					511000	8387000
					509000	8387000
Oso Concessions: Palmar Property
010083702	2002	Oso 15	BCMC	100	511000	8387000
					511000	8386000
					510000	8386000

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Registration
Number				Area in	Vertices*
(Codígo)	Year Approved	Name	Owner	Hectares	(UTM PSAD 56)

					East	North

					510000	8387000
010096702	2002	Oso 17	BCMC	939.6775	513182.45	8386434.19
					510576.08	8382495.39
					509232.43	8383384.50
					509546.63	8383831.84
					509216.82	8384063.49
					511611.61	8387682.55

•	Notes: The vertices describe the corners of the concession, thus defining its location. The geographic coordinates of the vertices are given using the Universal Transverse Mercator Grid, zone 18 L, with reference to the Provisional South American Datum of 1956.

           The agreement between BCMC and the Yuri owners is covered by letters of intent. A final agreement is delayed                      while the owners settle certain issues amongst themselves and with a company that once operated a small mine on the Yuri property. While BCMC expects to be able to complete the final agreement in due course, no significant exploration expenditures are planned for the Yuri I-2000 concession at present, pending completion of the agreement.

BCMC has acquired an additional 2679 hectares of mineral rights (100% BCMC) along the 28 kilometer regional geologic trend, that have not been visited by the author, and are not discussed in this report.

Acquisition and Maintenance of Mineral Titles in Peru

Mineral rights in Peru are administered by the national government. Rights are acquired by applying for concessions that are somewhat analogous to mineral claims in most North American jurisdictions. The process of applying for a concession is purely one of filing documents; there is no requirement to demarcate the concession in the field. The concession boundaries are specified on the application by giving the UTM coordinates of the corners. The coordinates must be in even thousands of meters, and the claim boundaries must be north-south and east-west. Since the exact coordinates are specified in the application, the location of the concession is precisely defined without a need to survey it.

Note that the Yuri concession was acquired by the owners prior to the implementation of the current system; hence the irregular coordinates that appear in Table 1 and the claim boundaries that do not run north-south & east-west (Figure 4, Figure 12).

Similarly, the Oso 17 concession, though recently acquired by BCMC, is an overlay of an earlier, now-expired concession. It uses the boundaries of the earlier concession and thus has irregular coordinates and boundaries that do not run north-south and east-west (Figure 2).

Some considerations regarding the maintenance of concessions are:

•	a concession, once granted, is valid until June of the year following that in which the application was filed.

•	the annual cost to maintain a concession in good standing is $3 US per hectare.

•	concession holders must reach a minimum level of annual production of at least US$100 per

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hectare in gross sales within six years from the time the title to concession is granted. If the concession has not been put into production within that period, then the concession holder must make an additional payment called a Penalty (“Penalidad”) of US$6.00 per hectare for the 7th through 11th year following the granting of the concession, and of US$20.00 per hectare thereafter. The concession holder shall be exempted from the Penalty if the investment made during the previous year was 10 times the Penalty.

•	failure to pay the License Fees for two consecutive years or the Penalty, will result in the forfeiture of the mineral right.

•     The fees and penalties are $1 per hectare per year for concession owners who qualify as “small miners”. The current owners of some of the concessions that comprise the Lomo de Camello project may qualify as small miners.

Applicable Agreements

Paraiso Property

BCMC holds an option to acquire 100% of the Paraiso property from the owner, Julio Cesar Huerta Depaz (Huerta), according to terms formalized in a “Testimonio”, a document issued by a notary, dated 29 January 2002. The official record date of the agreement is 17 January 2002. The terms of the option agreement are:

•	The option period is 36 months and the exercise price of the option is $US 610,000. In order to maintain the option in good standing BCMC must make payments to Huerta according to the following schedule:

•	On signing of the agreement:	$US 29,000

•	Six months from the date of signing:	$US 40,000

•	On the first anniversary of signing:	$US100,000

•	On the second anniversary of signing:	$US 200,000

•	The option may be exercised any time during the thirty-six month term. Upon exercising the option, BCMC must pay to Huerta the full exercise cost, less those option payments already made according to the schedule above.

•	During the term of the option agreement, Huerta cedes to BCMC the right to explore the property, in return for which BCMC is to pay Huerta $US 1,000 at the time of the signing of the agreement.

•	BCMC is responsible for paying the annual fees to the national government in order to maintain the concessions in good standing. These fees are described in section IV.A.2, above.

Yuri Property

At the time of writing (7 July 02) BCMC has letters of proposal on file describing an option agreement to earn 100% interest in the Yuri property. The letters of proposal have not yet been incorporated into a formal agreement. The owner of the Yuri concession is a company, Yuri I de Ica SMRL, and the principals of the company have certain matters to resolve amongst themselves, and with a company that once operated a small mine on the Yuri property, before the Yuri agreement with BCMC is finalized.

A letter dated 17 December 2001, signed by Jose Manuel Garayar Guevara, Lucio Antonio Hernandez Montoya and Lucila A. Bendezu Ochoa (the principals of Yuri I de Ica SMRL), proposes the following terms:

•	BCMC will have the right to earn 100% of the Yuri I and Yuri I-2000 concessions for a period of

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3 years. The exercise price of the option will be $US 800,000. In order to maintain the option in good standing, Bear Creek will, at its option, make the following payments to the vendors:

•	Six months from the date of signing	$US 80,000

•	One year from the date of signing	$US 100,000

•	Two years from the date of signing	$US 200,000

•	Three years from the date of signing	$US 420,000

•	No deadline, by which BCMC must accept these terms, is specified.

BCMC responded to the principals with a counter-proposal dated 11 February 2002, for an option to purchase only the Yuri I-2000 concession. The counter-proposal differs in that the exercise price of the option is $US 665,000, with the staged payments being correspondingly smaller.

BCMC management considers the proposal of 17 December 2001 to be binding upon the owners. In that case, the terms of the final agreement will be no more exigent towards BCMC than those described in the 17 December 2001 letter. The final agreement is expected to include only the Yuri I-2000 concession. No significant exploration expenditures will be undertaken on the Yuri property until the final agreement is concluded.

Pechereque 10 Concession (Palmar Property)

BCMC holds an option to acquire 100% of the Pechereque 10 concession from the recorded owner, Felix Faustino Elias Farfan (Elias), according to terms formalized in a “Testimonio”, a document issued by a notary, dated 7 June 2002. Sr. Elias’ spouse, Raquel Amalia Vera Torres is also a party to the agreement. The official record date of the agreement is 3 June 2002. The terms of the option agreement are:

•	BCMC has the option to earn 100% of the Pechereque 10 concession for a period of 36 months. The exercise price of the option will be $US 250,000. In order to maintain the option in good standing, BCMC will, at its option, make the following payments to the vendors:

•	Six months from the date of the agreement	$US 30,000

•	At twelve months from the date of the agreement	$US 45,000

•	At twenty-four months from the date of the agreement	$US 75,000

•	The option may be exercised any time during the thirty-six month term. Upon exercising the option, BCMC must pay to Elias the full exercise price, less those option payments already made according to the schedule above.

•	A further condition of maintaining the option in good standing is that BCMC will, at its option, spend the following sums to carry out exploration work:

•	In the first year of the agreement	$US 60,000

•	In the second year of the agreement	$US 100,000

•	In the third year of the agreement	$US 150,000

•	The exploration expenditures described above may be carried forward from year to year; that is, if in the first year BCMC spends more than $US 60,000, the excess expenditure will count towards the requirement for the second year, and so on into the third year.

•	During the term of the option agreement, Elias cedes to BCMC the right to explore the property, in return for which BCMC is to pay Elias $US 4,500 at the time of the signing of the agreement.

•	BCMC is responsible for paying the annual fees to the national government in order to maintain the concessions in good standing. These fees are described in section IV.A.2, above.

Finders Fee

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All of the properties that comprise the Lomo de Camello property are subject to a finders’ fee agreement with an independent consultant who brought the area to the attention of BCMC. The finders fee agreement also includes the Santa Rosa property, not described in this report. The consultant has received a $US 10,000 initial payment and is to receive a sum equal to 10% of the direct exploration expenditures on the included properties. The maximum that the consultant can receive is $US 500,000. The finders fee agreement is entirely separate from any of the option agreements.

Permitting

Note: The information contained in this section comes from “Reglamiento Ambiental Para las Actividades de Exploración Minera” (Environmental Regulation of Exploration Activities), a copy of which was given to the writer by BCMC. In the following description of the regulations, I have translated the names of documents and agencies to reasonable English equivalents.

In Peru, for the purpose of permitting, exploration activities are classified in three categories, according to the intensity and area of disturbance that will be caused.

Category A: Activities that cause little or no surface disturbance fall into this category. Examples of such activities include geological mapping, geophysical surveys, topographic surveys, and small scale sampling. No permit is required.

The work recommended for Phase 1 of BCMC’s exploration of the Lomo de Camello Project would fall into this category.

Category B: Activities that involve the disturbance of up to 10 hectares, or 20 drill sites with access roads, and involve creating waste material such as drill cuttings or drilling fluids, fall into this category.

An application must be filed with the General Directorate for Mining, that includes the following:

•	a simple form describing the work to be done, with appropriate maps

•	a work schedule

•	a description of the measures to be taken to protect the environment. These must be in accordance with guidelines established in a document called, in translation, “Environmental Guide for Mineral Exploration Activities in Peru”.

•	a reclamation plan

The authorities have 20 days from the date of submission of the application during which they may respond. If no response is received within 20 days, the work is deemed to be approved.

The work recommended for Phase 2 of BCMC’s exploration of the Lomo de Camello Project would fall into this category.

Category C: Activities that involve the disturbance of more than 10 hectares, or more than 20 drill sites, and involve creating waste material such as drill cuttings or drilling fluids, fall into this category. Underground exploration workings such as adits in excess of 50 meters long would also be included.

The following steps are required in order to obtain approval for such work:

•	The project operator must submit three copies of an Environmental Evaluation to the Ministry of

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Energy and Mines (MEM). The format of the evaluation report is stipulated in the regulations. It must conform with the “Environmental Guide for Mineral Exploration Activities in Peru”

•	MEM is responsible for submitting the Environmental Evaluation to the General Directorate for Environmental Matters (DGAA). The DGAA must publish a notice in the official newspaper “El Peruano” and in a newspaper in the region where the project is situated.

•	Interested parties have 25 days from the date of publication of the notices to comment on the Environmental Evaluation.

•	The MEM has 15 days after the expiration of the comment period to complete its review of the Environmental Evaluation. If no notice or comments are given to the project operator by the expiration of the 15 day period, the project is deemed to be approved.

          Should Phase 2 of BCMC’s exploration of the Lomo de Camello Project be successful, and provide justification for a third phase, it is probable that such a third phase would come under Category C.

Environmental Liabilities and Social Issues

Note: The information in this section concerning conditions on the properties comes from the writer’s observations in the field. The comments concerning legal and social issues in Peru derive from my observations and conversations with people involved in the mineral industry there. I am not a professional in environmental sciences, legal or social matters, and my comments herein are those of a layperson.

The various properties of the Lomo de Camello Project are situated in rugged terrain of Peru’s Coastal Desert. The Yuri and Paraiso properties are contiguous and have similar environment and social circumstances. The non-contiguous properties of the Palmar project have somewhat different circumstances.

Yuri and Paraiso Properties

These properties are contiguous, though under two different ownerships. They include the Yuri I-2000, Carola JCE, Paraiso Minero IX, Paraiso Minero X and Paraiso Minero XII concessions. There are no permanent residents on or near the properties. The terrain and climate are unsuitable for agricultural or pastoral activities.

Both of these properties are being mined on a small scale, at several locations. Some of the miners are “informal”, persons without any legal claim on the mineral rights. Their activities take place on a very small scale. The property owners tolerate the presence of the informal miners to varying degrees. The informals sell high grade, un-processed ore to custom mills.

In other instances, such as at the Carola Tunnel on the Paraiso property and at the Yuri Mine, the owners of the concessions have mined or are mining on a somewhat larger scale. They may do some small scale milling and recovery of gold themselves, and/or sell ore to custom mills. At the Yuri Mine some cyanide leaching has been done on the site.

BCMC’s option agreements contain assertions by the various owners that the work they have done on the concessions was in compliance with environmental and mining laws. An investigation to determine whether in fact all prior operations were in compliance is beyond the scope of this report.

I am not aware of any precedent in Peru by which the optionor of a mineral property might be held

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responsible for pollution created by the previous operator. However, should the Lomo de Camello Project proceed to an advanced stage on one or several of the properties, it would be prudent for BCMC to remediate such problems as might have been created by previous operators. The scale of the previous operations has been small enough that the cost of remediation is unlikely to be large.

BCMC employees have a friendly relationship with the informal miners working in the Lomo de Camello area. The population of informal miners on the site was recently several hundred, but is declining and was probably in the order of a hundred persons at the time of our visit in June 2002. They appear to have nearly exhausted the near surface, very high grade mineralization that they can profitably work. The declining population and the apparently friendly disposition of those remaining suggest that, if it should become necessary to put an end to the informal mining, BCMC will be able to reach an amicable settlement with any who remain.

Palmar Property

The Pechereque 10, Oso 15 and Oso 17 concessions comprise the Palmar Property. Unlike the Yuri and Paraiso concessions, this property is an essentially new prospect that is not being and has not been exploited in any significant way.

Two of the Palmar Property covers hillsides on the northwest and southeast sides, respectively, of the Quebrada (see Footnote 3) Ingenio. There is considerable cultivation of crops on the alluvial valley fill within the quebrada, and at the time of our visit in June of 2002 there was water flowing in the creek channel.

The rocky slopes above the river valley, where the prospects are found, are barren and dry, unsuitable for agriculture. Due care will be required, as always, to avoid environmental damage, but the areas to be directly explored are not environmentally sensitive. If the project evolves to the point that it becomes necessary to construct access roads or other facilities in the river valley, perhaps involving river crossings, these would have to be designed in such a way as to avoid damage to the river and the crop cultivation it supports.

As exploration of the Palmar properties progresses, it will be prudent for BCMC to develop a relationship with the communities along the river.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Physiography and Climate

The properties that comprise the Lomo de Camello Project are situated in the dry, rugged desert of the Coastal Batholith. It is a terrain of deeply incised valleys, with steep hillsides that usually exceed 20º slopes and a range of elevations from near sea level to over 3,000 meters above sea level. On the main Lomo de Camello properties, Yuri and Paraiso, the range of elevations is from about 1,300 meters to 2,000 meters. On the Palmar elevations range from 1,000 to 1,700 meters.

Some of the river valleys in the region, such as the Quebrada Ingenio that crosses Palmar Property, contain native and cultivated vegetation to varying degrees. Once into the surrounding mountains, as at Yuri and Paraiso, water and the vegetation it supports are rare.

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Access and Infrastructure

The Lomo de Camello Project is located approximately 300 kilometers southeast of Lima in the Ingenio Mining District, Nasca Department. Via the Pan American highway, one travels about 400 kilometers south from Lima. From a turn-off to the northeast off the Pan American, about 10 kilometers of paved road leads to El Ingenio. From there, 30 to 35 kilometers (depending on the specific destination) of unimproved dirt roads leads to the Lomo de Camello Property. Existing exploration and mine roads on Lomo de Camello, useable by four-wheel drive vehicles, provide reasonably good access to most parts of these concessions,

Following a separate dirt road for about 18 kilometers leads from El Ingenio along the agricultural corridor of the Quebrada Ingenio to the Palmar Property. No exploration or mining roads exist on this property.

The nearest medium sized town is Nasca, about 20 kilometers southeast of the turnoff from the Pan American Highway that leads to El Ingenio.

Two mine camps, at Yuri and Carola, may provide primitive accommodation for small crews during the early stages of the exploration of Lomo de Camello. They would probably be found to be inadequate once exploration reached the stage of drilling. The property owners and the informal miners have their own equipment on site, but little or none of it would be useful to BCMC.

Water is lacking on the Lomo de Camello Property. A creek crosses the Oso concessions at Palmar. I have not investigated the matter of water rights there, but it seems likely that the existing agricultural users already control the water rights.

Figure 1: Location and Access

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Figure 2: Palmar Concessions

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UTM East, meters (PSAD 56)
UTM North, meters (PSAD 56)
508000
509000
510000
511000
512000
513000
514000
8389000
8388000
8387000
8386000
8385000
8384000
8383000
8382000
Pechereque 10
Oso 15
Oso 17
N
Scale in Meters
0 500 1000 1500 2000
plotting scale 1:40,000
Bear Creek Mining Company
Palmar Property
Palmar Concessions
Drawn by: PAR
Project: 56
Drawing: 56-3
Date: July 2001
Report: 56-2
Revision: 1
New Caledonian Geological Consulting
Figure 2

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Surface Rights

I have not investigated the matter of surface rights on any of the Lomo-Palmar properties, to determine whether any parts of the surface are owned by an entity or individual other than the state. Given the inhospitability of most of the terrain, it is probable that much of it is not in private hands. Part of the Palmar property is in an area that is being cultivated, and may well be owned by a local community, an individual, or a company. The matter of surface ownership should be investigated.

If any of the surface rights are not held by the state, it will be necessary for BCMC to reach an accommodation with the owner or owners before undertaking exploration work that involves significant disturbance of the surface.

History

According to Swarthout and Volkert (2002), informal miners have produced gold for more than 40 years from a belt extending 120 kilometers from Nasca to Caraveli. Most of the production has come from veins within intrusive rocks of the Coastal Batholith. The Lomo de Camello veins, most of which are in sedimentary roof pendants on the batholith, are relatively recent discoveries.

Swarthout and Volkert (2002) estimate that Lomo de Camello, at the northwestern limit of the Nasca-Caraveli gold belt, has produced about 900 kilograms (30,000 ounces) of gold, mainly from short tunnels and shallow surface pits. It is reported that about 780 kilograms (25,000 ounces) of gold were produced during 1997 — 1998 from the Yuri Mine. It was operated by a joint venture formed between Pastora, a Venezuelan company, and the Yuri concession owners.

Beginning in February of 2001, up to an estimated 1,200 informal miners extracted as much as 150 kilograms (5,000 ounces) of gold from a largely covered, two kilometer long section of the Lomo de Camello vein. Their production is from shallow pits and shafts up to 80 meters deep. The mining is by hand, with some blasting. Their product is shipped by truck to custom mills near Nasca. Records are non-existent, but Swarthout and Volkert estimate that they require something in the order of 35 grams of gold per tonne (1 ounce per ton) in order to make a small profit.

BCMC geologists mapped and sampled in the Lomo de Camello district from December 2001 through February of 2002. No drilling is known to have been done in the district.

Geological Setting

Regional Geological Setting

(see Figure 3)

The Lomo de Camello project area lies in the western foothills of the Andes, within the Coastal Batholith, the Cretaceous intrusive complex that underlies the Western Cordillera. In the vicinity of the project, the igneous rocks of the Coastal Batholith intrude lower Cretaceous sediments of the Yura Group.

Dávila (1993) provided a concise summary of the regional geology, an abridged and translated version

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of which follows:

The oldest rocks in the area are isolated outcrops of gneiss and schist belonging to the Precambrian Basal Complex of the Coastal Batholith. The Paleozoic is represented by Cambrian or Precambrian limestone and marble, and by small outcrops of Mississippian sandstone.

The lower Jurassic is comprised of volcanics belonging to the Chocolate Formation, overlain by upper Jurassic volcano-sedimentary rocks of the Guaneros Formation. Quartzose sandstones of the upper Jurassic — lower Cretaceous Yura Group overlie the volcano-sedimentary rocks (the Yura Group sediments, found in roof pendants on the Coastal Batholith, are an important host to mineralization at Lomo de Camello — PAR)

The lower Cretaceous is represented by greywacke, intercalated volcanics and quartzites, and shale with some limestone, belonging to the Copar and Portachuelo Formations. These are overlain by volcanics of the Quilmaná Group. (These lower Cretaceous Units, younger than the Yura Group, are found largely to the southwest of the project area — PAR).

In the mid- to upper Cretaceous, a number of hypabyssal igneous rocks intruded the older sequence. These are known as the Bella Unión Volcano-Intrusives. They may be related to the mid-Cretaceous Mochica deformation event, part of the Andean deformation event that is more evident in northern Peru than in the project area (Montoya et. al., 1994). (Dávila’s 1:100,000 scale geological map shows a body of Bella Unión rocks cropping out about 7 kilometers west of Lomo de Camello. Small stocks of the Bella Unión are found within 2 kilometers northeast and southwest of the main Palmar concessions (Montoya et. al. 1994). There is no evidence to connect the mineralization at Lomo de Camello or Palmar with the Bella Unión intrusive event- PAR).

The upper Cretaceous Coastal Batholith, intruding the older volcano-sedimentary sequences, consists of five superunits (one of which, the Tiabaya Superunit, dominates in the Lomo de Camello project area — PAR).

Miocene volcanics of the Pócoto Formation (probably equivalent to the Nasca Group of Montoya et. al., who mapped immediately to the south of Dávila) lie above an erosion surface superimposed on the older rocks.

The deformation event that most influenced the present geological structure of the area was the upper Cretaceous Peruvian deformation, expressed by faults and folds with a dominantly northwest-southeast trend.

Lithologic Units

With respect to the Lomo de Camello Project, two of the units mapped on a regional scale are volumetrically important. These are the lower Cretaceous Yura Group, and the upper Cretaceous Coastal Batholith that intrudes the Yura Group and the other older units. In the vicinity of the Palmar property small bodies of the upper Cretaceous Bella Union sub-volcanic intrusives, and of Tertiary dacites, are mapped. The Urupalla property contains some of the Nasca volcanics.

Yura Group

Only the upper part of the Yura Group crops out in the project area, where Dávila describes it as consisting of purplish and greenish greywacke and sub-greywacke. Montoya et. al. describe the Yura

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near El Ingenio as consisting of siltstone, slaty, fissile mudstone, sandstone and quartzite. Sediments belonging to the Yura Group are important hosts for mineralized quartz veins in the Lomo de Camello project area.

Bella Unión Complex

This term is applied to a group of sub-volcanic intrusive bodies that cut the Jurassic and Cretaceous sediments and are in their turn intruded by the Coastal Batholith. They are dominantly andesitic, emplaced in at least three stages, comprised of intrusive breccias, small stocks, and sets of dykes. None of the Bella Unión rocks have been mapped on any of the Lomo de Camello properties, but two small bodies are present within a couple of kilometers of the Palmar property. Montoya et. al. (1994) mention a spatial relationship between bodies of the Bella Unión and copper occurrences.

Coastal Batholith

The project area lies in the Arequipa segment of the Coastal Batholith. In the vicinity of the Yuri-Paraiso group of concessions the Tiabaya Superunit is the dominant component of the batholith. The Tiabaya is a relatively young part of the batholith, consisting dominantly of granodiorite, but varying from tonalite to monzogranite.

In the southern part of the project area, where the Palmar Property is situated, the Tiabaya and the Yuri sediments are locally intruded by small granite stocks, the Lucumayo granite, described by Montoya et. al. as representing the last magmatic pulses of the Coastal Batholith.

Tertiary Intrusions

Montoya et. al. (1994) describe a small stock of sub-volcanic, porphyritic dacite in the upper part of the Quebrada Ingenio, 20 kilometers northwest of the Palmar property. A similar, much smaller body, about a kilometer in diameter, is mapped just 2 kilometers northwest of Palmar. These lower Tertiary intrusions are described as porphyritic dacites, highly weathered and oxidized.

BCMC geologists have mapped Tertiary dacite porphyry on the Yuri concession. It is not clear whether the Tertiary dacite on the Yuri and the stock near Palmar are related.

Nasca Group

The upper Tertiary Nasca Group is a volcano-sedimentary package that lies unconformably on many of the units described above. It is widespread southeast of the Lomo de Camello project area, but is generally absent in the project area itself.

Tectonics and Structure

The upper Cretaceous Peruvian deformation of the project area is expressed as multi-kilometer scale anticlines and northwest-southeast trending reverse faults. A set of faults conjugate to the dominant trend runs northeast-southwest. Along the Andean front the upper Cretaceous faults acted in part as conduits for the subsequent intrusion of the various granitic bodies of the Coastal Batholith.

Subsequent deformations, the Miocene Incaic and the Pliocene Quechua, re-activated some of the older Peruvian structures and produced a weak faulting of some of the plutons of the Coastal Batholith.

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Andean uplift has been taking place since the Cretaceous, but has been fastest in the Pliocene — Quaternary period. It has resulted in deeply dissected valleys, steep mountainsides and large deposits of alluvial fill along the major drainages.

Figure 3: Location and Regional Geology

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500,000E
550,000E
8,450,000 N
8,400,000 N
8,350,000 N
N
S
E
W
TIBILLO
HUACHHUAS
LLAUTA
LARAMATE
OCAÑA
SAN PEDRO
DE PALCO
PALPA
SANTA CRUZ
RIO GRANDE
LLIPATA
OTOCA
Lomode
Camello
Property
Palmar
Property
EL INGENIO
CHANGUILLO
TAMBO QUEMADO
NAZCA
VISTA ALEGRE
UTM GRID BASED ON PSAD56

Explanation

- gold occurrence
- Tertiary volcanics
- Andesite/Dacite Ki
- Cretaceous Granodiorite
- Casma Group Ks-vs
- Cretaceous Yura Fm (quartzite, siltstones)

5 0 5 10 15 km

Scale(approx.) 1:600,000

BEAR CREEK MINING COMPANY

LOMO DE CAMELLO GOLD PROJECT

Location and Regional Geology

JUNE 2002

Figure 3

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Local and Property Geology

(see Figure 4, Figure 5 and Figure 6)

Lomo de Camello Property

Note: Most of the discussion of the local geology that appears herein is derived from Swarthout and Volkert (2002), and from discussions with BCMC geologists. Their geological work to date on the property has been of an early-stage, reconnaissance nature. The writer visited the property in the company of BCMC geologists, and concurs that their description is accurate as a starting point for further work. Other sources are acknowledged where referenced.

On the regional maps of Dávila (1993) and Montoya et. al. (1994) the area covered by the Lomo de Camello Property is shown as being underlain entirely by sediments of the Yura group. In fact, BCMC’s work has shown that the property is underlain by an inlier of Yura, within granodiorite of the Coastal Batholith (Figure 4). On Figure 5 and Figure 6 the contacts between the Yura and the granodiorite are shown provisionally as being relatively steep. The work done to date is insufficient to have definitively mapped the contacts. Further work may show that the relationship between the Yura sediments and the granodiorite is complex, with both fault-bounded and intrusive contacts varying from steep to gently dipping.

The Yura rocks at Lomo de Camello consist of shale, siltstone and dirty quartzite. The sedimentary stratigraphy and facies have not been mapped in detail.

The intrusives of the Coastal Batholith are, in general, granodiorite, but vary considerably in the details of their composition and textures. As in the case of the sediments, the mapping of the intrusive units has been cursory, not distinguishing amongst facies.

Dacite porphyry plugs are found intruding the sediments near the eastern edge of the Yuri claims. They are strongly silicified in places and are inferred by BCMC geologists to be genetically related to the gold-bearing veins.

Towards the southeast part of the property, an andesite porphyry intrudes the sediments. It disrupts the main vein, indicating that it is probably younger than the mineralization.

There has been little study of the structural geology on the Lomo de Camello property. Dávila (1993) on his 1:100,000 scale regional map, shows a regional scale, pre-batholith fault trending almost north-south, cutting the Yura Group sediments in the central part of the Yuri claim. BCMC geologists identified a broad, northwest-southeast trending open anticline folding the Yura group on the western side of the Yuri claim (Figure 4).

Palmar Property

The Palmar Property is a recent addition to BCMC’s property portfolio in the project area, so the company has done relatively little work there and a property-scale geological map is not available.

Rocks hosting the mineralized quartz vein or veins at Palmar are sediments belonging to the Yura Group. The regional geological map of Montoya et. al. (1994) shows a north-northwest trending, regional scale fault crossing the central part of the Palmar property. The fault cuts all rock units in the

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region except for the Nasca volcanics, suggesting that it is late Cretaceous or early Tertiary. A mineralized structure that the writer visited at Palmar is situated very close to where the mapped fault would cross the property, and may be related (see section IX).

Figure 4: Lomo de Camello Geology and Land Map

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BEAR CREEK MINING COMPANY
Peru
Lomo de Camello Gold Project
Geology and Land Map
Figure 4
June 2002
Veta Lomo de Camello
Vein Zone
YURI I 2000 CLAIM
PARAISO CLAIMS
Yuri Mine
Yuri Camp
Cacola tunnel
Axis of Regional
Anticline
Pan American Highway
50 Kms
Zapallal
Legend
FIG 4
1400
1200

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Figure 5: Longitudinal Section A — A’

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Figure 6: SECTION B-B’

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Deposit Types

Mineral Deposits in the District

On the Metallogenetic Gold Map of Peru (available at the “Atlas Minería y Energía en el Peru” internet site), the area where the Lomo de Camello Project is situated is included within the “Nasca — Ocoña” gold belt. Covering the Coastal Batholith from northwest of Nasca southeastward to Ocoña, the belt contains many gold-quartz vein prospects. They are mined on a scale ranging from artisanal to industrial.

Mineral Deposits on the Properties

BCMC has identified two types of mineralization at Lomo de Camello (Swarthout and Volkert, 2002):

shales and quartzites of the Yura group contain quartz-pyrite-arsenopyrite-stibnite veins, striking northwest and dipping moderately to steeply to the northeast. The main target, the Lomo de Camello vein, is the best example of this. In addition to the main vein at least one subsidiary or splay is known, and more may exist.

At the Yuri Mine, quartz-pyrrhotite-pyrite mineralization is found in northwest striking, low and high-angle structures within the granodiorite, immediately beneath the sedimentary contact.

These styles of mineralization are described in greater detail in the following section.

Mineralization

Lomo de Camello Property

Lomo de Camello Vein

The Lomo de Camello vein zone has a strike length of six kilometers, approximately 5.2 kilometers being on the Paraiso and Yuri properties (see Figure 4). Over much of the strike length the vein is covered by a thin layer of talus derived from the host sediments. It was prospecting by informal miners, beginning in 2001, exposing the main vein in their shallow workings, that revealed the strike length. Their workings have also incompletely revealed vein splits, splays and parallel veins, but considerable exploration work will be required to determine how many veins exist and their true widths.

The “vein” is a mineralized brittle shear zone that is situated mainly within the Yura sediments. The mechanical characteristics of the sediments apparently allowed them to fracture in such a way as to permit the formation of a vein with good continuity and width. The shear zone contains a quartz vein or veins, and sheared, altered shale, siltstone or quartzite. The veins contain pyrite, arsenopyrite and stibnite.

Work by BCMC has led to the preliminary conclusion that, of the known six kilometer vein length, an interval of about 4 kilometers, 2.2 on the Yuri property and 1.8 on the Paraiso property, has the best continuity, width, and grades. The considerable relief on the property has made it possible to determine

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that mineralization in the main structure is present over a vertical interval of at least 500 meters. Individual veins range from 0.3 to 3 meters in width. Sulphides and gold are apparently confined to the vein and its host structure, with little or no mineralization in the wall rocks. Much of the material mined by the informal miners is oxidized. The depth of oxidation varies from a few meters to at least 70. Free gold is common. The informal miners routinely do visual grade estimates by hand pulverizing specimens of their ore (see Footnote 4) and panning gold from the pulverized rock.

Mining of the Lomo de Camello Vein

The Lomo de Camello Vein is currently exploited by informal miners, mostly on the Yuri I-2000 concession, and by the owner of the Paraiso Property. The small workings created by these operations are useful places to examine the character of the vein and mineralization.

High Grade Material Mined by “Informals”

Among the sites we visited during my inspection of the Lomo de Camello property was one on the Yuri I-2000 concession where informal miners were hand mining high grade material from the bottom of a decline which they said at the time was 80 meters deep. The decline plunges at about 60 degrees, probably down the dip of the mineralized structure. We did not descend the decline to examine the working face, but did examine the material in about 1 tonne of loose ore they had stockpiled on the surface.

The stockpiled material was quartz laced with black, red and brown oxides of iron and manganese. One specimen from the stockpile contained visible pyrite.

The informal miners stated that their high grade material at the working face was 15 to 20 centimeters wide, pinching and swelling. The overall structure was about a meter wide. The vein is locally displaced up to 10 centimeters by minor faults.

I collected two samples from the stockpile, one being selected pieces of quartz vein and the other a random shovel-full. They yielded the results reported in Table 2.

Table 2: Results from Ronning Samples of High Grade Stockpile

Sample Number	Description	Au gpt

245555	selected specimens of quartz vein material from stockpile	40.4
245556	random shovel full of material from stockpile	37.7

The informals select their ore from what they have learned to recognize as high grade pods. The mineralized structure as a whole is wider, typically around a meter but up to three meters, and would have lower overall average grades.

Carola Tunnel

(see Figure 8 through Figure 11)

The owner of the Paraiso property mines the Lomo de Camello vein in a small operation at the Carola site. Mineralization in the tunnel, as elsewhere on the Lomo de Camello vein, is in a brittle shear structure that is partly filled by a quartz vein or veins. BCMC’s sampling of the mineralized structure in the Carola tunnel, as of March 2002, had yielded an average of 10.6 g Au/t over 1 meter (Swarthout and

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Volkert, 2002), with the highest grade being 39.7 g Au/t over 1.1 meter (see Figure 11). Sampling by the writer in June of 2002 yielded the results reported in Table 3.

Table 3: Results from Ronning Samples in Carola Tunnel, Sub-level 1

Sample Number	Description	Au gpt

245562	continuous chip across 57 centimeter wide sulphidic quartz vein	34.0
245563	continuous chip across 60 centimeters of brittle shear in hanging wall of same vein as 245562	2.76
245564	continuous chip across 2.75 meters of the brittle shear along the main Camello structure.
	Contains selvages of quartz vein material intermixed with sheared country rock	6.87

Figure 7: Vein Trace and Surface Gold values

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Figure 8: Carola Underground Geological Map

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Figure 9: Carola Underground Cross Section A – A’

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Figure 10: Carola Underground Sample Location

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Figure 11: Carola Underground Gold Values

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Distribution of Gold

Both the informal miners and the operator of the Carola Mine concentrate on pods of very high grade gold within the Lomo de Camello structure. Sampling by BCMC and the writer show that gold is present within the structure outside of the high grade pods. For example sample 245563 (Table 3 on page 28) shows that the sheared walls of the quartz veins can contain anomalous gold and 245564 shows that a grade approaching the potentially economic can be obtained from the structure even where it does not contain a simple, discrete quartz vein.

I did some sampling from sites abandoned by the informal miners, or from veins they deemed uneconomic. The results appear in Table 4. While not potentially economic in an underground mining situation, they show that anomalous gold is widespread (samples 245556 and 245558), and that veins deemed uneconomic by the present small miners nevertheless merit exploration (sample 245560).

Table 4: Samples from Abandoned or Low Grade Sites

Sample Number	Description	Au gpt

245557	continuous chip across 60 centimeter vein in a glory hole about 10 m below the surface. Abandoned site	0.44
245558	60 centimeter continuous chip across lower, more oxidized part of a brittle shear (not quartz-rich)	0.35
245559	70 centimeter continuous chip across upper, less oxidized part of brittle shear (not quartz-rich)	0.07
245560	40 centimeter continuous chip across one splay of a vein 20 m from the portal of an “informal”
	of a vein 20 m from the portal of an “informal” adit (not main Camello vein)	3.13

Yuri Mine Site

The Yuri Mine was operated in 1997 — 1998 by a joint venture of the present owners with Cia. Minera Aurifera La Pastora, a Venezuelan Company. Swarthout and Volkert (2002) mention a 1998 internal report by Pastora of production of 25,000 ounces of gold at an average grade of 22.6 g Au/t. Production came, not from the Lomo de Camello vein but from about 3 kilometers to the west of it, where flat-lying to sub-vertical structures are found near the contact between granodiorite and the overlying Yura Group sediments (see Figure 4). BCMC collected nine rock samples from those parts of the Yuri mine site that are on the optioned Yuri I-2000 concession. Descriptions and results appear in Table 5.

The four samples that I collected from the Yuri Mine area all contained measurable quantities of gold, though not of high grade. I collected 245551 and 245552 from a site that I chose at random, neither at a mine working nor at a site sampled by BCMC. The fact that such a randomly chosen site contained measurable gold indicates that the area is auriferous.

My sample 245553 is from the same vein as BCMC sample 6870. The gold grade in my sample is slightly over half that in the BCMC sample. For a small sample in a gold vein system, this is a reasonably good degree of repeatability.

Considerably more sampling, and geological mapping with an emphasis on determining the structural controls on mineralization, will be required to evaluate the Yuri area. Results are sufficiently encouraging to warrant the work.

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Table 5: BCMC Samples from Yuri Mine Area, Yuri I-2000 Concession

SAMPLE	DESCRIPTION	Au ppb

6884	Quartz vein, 0.30 m thick, N26E/48SE	10300
6885	Granodiorite; footwall rock to a vein. Contains 1 to 2 centimeter criss-crossing quartz veinlets.	3410
6188	Intensely fractured granodiorite from central part of anticline. Intensely fractured, Fe oxides, quartz.	11660
6864	Sylvia vein, N20E/43NW, 0.50 meters wide; only the vein sampled	3750
6865	Sylvia vein, N36E/43NW, 0.20 meters wide. Erratic copper oxides, Fe oxides	5220
6866	Sylvia vein, N20E, N20E/48NW, 0.50 meters wide	10300
6867	Sylvia vein; material from dump left behind by informal miners. Cu oxides.	10500
6870	Vein, N26E/85SE, 0.24 meters thick; quartz with Fe oxides, erratic pyrite in vugs.
	Sample contains 1 centimeter quartz veinlets. Same vein as Ronning sample 245553.	2980
6871	Sample from 2 meter by 1 meter area; includes granodiorite and 1 millimeter to 3 centimeter quartz veinlet material.
	Veinlets trend N204(?)/63SE	1510

Table 6: Ronning Samples from Yuri Mine Area, Yuri I-2000 Concession

Sample Number	Notes	Au ppb*

245551	Randomly selected site	90
	50 centimeter x 50 centimeter panel sample including parts of two quartz veinlets @ 300/40(3cm) and 070/30(1cm). Most of the sample is highly weathered granodiorite wall rock.
	The veinlets are crumbly and their surfaces are coated with brownish goethite.
245552	Same site as 245551	130
	Selected sample from the lowermost quartz veinlet over about 70 centimeter of its exposure in the face. This is the same part of the veinlet that included in the panel sample.
245553	Same site and vein as BCMC sample 6870	1600
	Chip sample across a vein trending 032/80(27cm). The sample consists of two traverses of the vein; one above and one below a flat lying fault. The vein is extensively fractured sub-parallel to its trend. Exposed surfaces are coated with goethite. Within the vein are some seams of goethite sub-parallel to the vein, about 1 centimeter thick. The wall rock of the vein is a crumbly granodiorite cut by multiple sub-centimetric quartz veinlets.
245554	Same site as 245553	400
	In the right (south) wall of the vein sampled in 245553. It is a continuous chip over 2 meters. It incorporates about 6 centimetric vnlts sub-ll to the main vein.

*gold values converted from gpt to ppb for ease of comparison with Table 5.

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Garganta Area

The Garganta Area lies at the northern extremity of the mapped Lomo de Camello vein, in the northeast corner of the Yuri I-2000 claim. The area straddles the contact between Yura Group sediments and the granodiorite of the Coastal Batholith. It also encompasses an intrusive plug of Tertiary Dacite Porphyry, the unit which BCMC geologists speculate may be associated with the genesis of the gold mineralization. BCMC has done relatively little work there, but the work that has been done has been encouraging. Results of four BCMC samples are listed in Table 7. The three samples collected from the dacite porphyry, 6872, 6873 and 6874 are noteworthy, given the speculation that the dacite porphyry and the gold mineralization are genetically related.

I collected one sample at Garganta, from the granodiorite topographically below its contact with the Yura Group. Sample 245561 was a 1 meter vertical continuous chip across a “pillar” at the entrance to a shallow-dipping decline. It crossed about 5 sub-centimetric quartz veinlets, almost horizontal, in granodiorite. The sample consisted of material that the informal miners warned us would not be “ore”. It contained 0.3 g Au/t. Though far from ore grade, this anomalous gold value further illustrates the ubiquitous presence of gold on and near the Lomo de Camello property.

During our brief visit to Garganta, informal miners showed us a specimen of material they were mining from a nearby site. It contained visible gold in quartz. They also hand-pulverized some rock from a site they are mining lower down the slope to the north, and panned some visible gold from the powder. This material probably came from off the Lomo de Camello Property.

Table 7: BCMC Samples from Garganta Area

SAMPLE	DESCRIPTION	Au ppb

6838	Lomo de Camello vein. N6E/48SE, 0.70 meters thick. Quartz with Fe Oxides. Sample provided by informal miners.	3140
6872*	Dacite porphyry. Siliceous, contains quartz eyes, plagioclase & sericite. 4 gently dipping veins noted, N4E/34NW, separated by 5 to 20 meters. Pyrite erratically distributed.	123
6873*	Gently dipping vein as described at 6872. Thickness variable between 0.10 and 0.70 meters. Quartz with veinlets and “eyes” of pyrite, pyrrhotite, chalcopyrite	3600
6874*	Gently dipping vein as described at 6872. Thickness variable between 0.05 and 0.20 meters. Quartz with Fe oxides (jarosite, goethite, hematite)	4570

*     These samples are very close to the northern property boundary, and may be a few meters north of the property.

Potential of the Lomo de Camello Property

At the current stage of exploration, the Lomo de Camello property, though it contains gold mineralization, contains no known gold resource in any category. Nevertheless, in order to justify further exploration, it is appropriate to consider whether, in light of what is known at present, a possibility exists of finding a potentially economic resource.

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Swarthout and Volkert (2002) calculated a potential for the Lomo de Camello vein, making the following assumptions:

vein width 0.9 m, a calculated average using 72 surface and underground samples vertical extent of mineralization 250 meters (half the known extent)

specific gravity 2.5

strike lengths of 1500, 2500 and 4000 meters

average grades calculated using subsets of the 72 surface samples, according to which strike interval they fall into. Arithmetic averages, not length-weighted, were used.

Calculations using these assumptions gave results as follow:

	Proportion by		Kilograms
	Property	Average Gold Grade,	of Gold	Tonnes of
Assumed Strike Length	% Yuri /% Paraiso	g Au/tonne	(ounces of gold)	Rock

1,500 meters			12,500 kg Au
(sample 6882 on Yuri to Carola Tunnel)	50% /50%	15.0 g Au/t	(408,000 oz Au)	844,000 tonnes

2,500 meters			18,400 kg Au
(sample 6882 to south boundary of Carola JCE concession)	30% /70%	13.1 g Au/t	(594,000 oz Au)	1,406,000 tonnes

4,000 meters
(Garganta to south boundary of Carola JCE concession)	55% /45%	12.8 g Au/t	28,800 kg Au (926,000 oz Au)	2,250,000 tonnes

Note: the proportion by property is shown because the potential is spread across two properties covered by different agreements. The agreement covering the Yuri property is not yet in its final form.

the proportion was calculated by measuring the surface strike length of that part of the vein on each property that is included in each calculation of potential. Thus the percent ratios shown are “% strike length on Yuri / % strike length on Paraiso”.

The calculated quantities are order of magnitude estimates, that could be high or low by a factor of 10. They consider only the Lomo de Camello Vein, with no allowance for bodies of mineralization that might be found at other sites, such as the Yuri Mine or Garganta, or in other configurations, such as stockworks or gently dipping veins.

It must be reiterated that the figures given above do not represent a known resource. The potential quantity and grade is conceptual in nature. There has been insufficient exploration to define a mineral resource on the property and it is uncertain if further exploration will result in discovery of a mineral resource on the property.

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As an example to demonstrate that a deposit of the order of magnitude contemplated could be mined profitably in Peru under present economic conditions, Swarthout and Volkert (2002) cite the recently opened Antapite Mine, about 100 kilometers north of Lomo de Camello. Antapite produces gold from veins similar in scale to the Lomo de Camello vein. It produces about 5,000 ounces of gold per month at a cash cost of $US 160 per ounce (source, Inversiones Mineras del Sur S.A. web site at http://www.buenaventura.com/emsur.htm, July 2002). It has not been demonstrated that the Lomo de Camello Property contains a deposit comparable to Antapite. The latter is cited here only as an example of the scale of operation that can be profitable in Peru.

Palmar Property

BCMC has done very little work on the recently optioned Palmar Property. It contains a northwest-trending, steeply dipping brittle shear structure similar in character to the Lomo de Camello vein. The country rock is dark, platy shale of the Yura Group. The brittle shear contains sheared, silicified country rock and blocky white vein quartz. The latter has been shattered and healed in part by hairline veinlets containing hematite.

I collected a continuous chip sample across the brittle shear at a point where it is 160 centimeters wide. The sample contained a mixture of silicified country rock and vein quartz. It contained 2.59 g Au/t.

During the same visit, BCMC geologists collected a sample across 1 meter of the structure, at the same site, but not from the same traverse across the vein. Their sample returned 105 g Au/t (Swarthout, personal communication).

These disparate sample results indicate the difficulty of accurate sampling in a gold-quartz vein with erratically distributed gold. An erratic distribution of gold on a small scale is typical of such deposits. The presence of gold in the Palmar vein is confirmed, but much more sampling is required to determine typical grades.

Exploration

Geological Survey

Geologists employed by BCMC have prepared a preliminary geological map of the Lomo de Camello Property, covering approximately 1,500 hectares. The map appears in this report as Figure 4. The geological information collected while mapping was used to create the cross sections that appear as Figure 5 and Figure 6.

BCMC’s geologists also mapped the underground workings in levels 0 and 1 at the Carola Mine. The results of this work appear in Figure 8 and Figure 9.

The information obtained during the geological mapping is incorporated into the discussions of the geology in sections VII.B, VIII.B and IX.A of this report. It is not reiterated here.

Geochemical Survey

Geologists working for BCMC have collected 142 rock samples from the mineralized structures and other sites on the Lomo de Camello property. The samples are of two main types, continuous chip

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samples and grabs composed of a number of chips from one or more outcrops. A more thorough description of their sampling methods appears in section XI.A on page 39.

BCMC’s lithogeochemical data base also includes 18 rock samples provided to them by other parties.

The results of the geochemical survey are incorporated into the discussion of mineralization in section IX starting on page 26. They are not reiterated here. Analytical procedures are discussed in section XII on page 43. A detailed listing of the analytical results is in Appendix 1.

Sampling Method and Approach

BCMC Samples

Of the 142 rock samples collected by BCMC geologists, many were continuous chips, collected across the true width of the visible mineralized structure. The method for collecting these was as follows:

•	A helper or helpers chipped off loose and foreign material from the face to be sampled.

•	Using a hammer, with or without a chisel, a geologist or helper chipped a continuous series of chips from the face, catching the chips in one hand and placing them in a conventional plastic sample bag.

In some cases BCMC’s samples were grabs consisting of a discontinous collection of chips from one or more outcrop.

The results of the sampling by BCMC have been incorporated into the discussion of mineralization in section IX starting on page 26. Detailed descriptions of the samples, and complete results, are too voluminous to incorporate in the body of this report. They appear in Appendix 1.

Independent Check Samples

(see Figure 12)

During the course of my visit to the Lomo de Camello and Palmar properties I collected 15 rock samples. Ten of the fifteen came from the Yuri property, four from the Paraiso property and one from Palmar. The intent of this sampling was to establish whether or not gold grades of the general order of magnitude reported by BCMC exist. My samples are not intended to duplicate the results of BCMC samples on a one-for-one basis.

Some of my samples were at sites where BCMC personnel suggested I sample and some were at sites where BCMC had not expected me to sample.

Thirteen of my 15 samples were continuous chip samples across a clearly defined structure or a width I selected. In most cases the sample length was equal to the observed true width of the mineralized structure. Where I chose to sample only parts of the structure, or outside of it, the sample descriptions so state. The samples were collected as follows:

•	A helper or helpers chipped off loose and foreign material from the face

•	Using a rock pick as a chisel and a small sledge hammer, I knocked a continuous series of chips

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from the face. A helper held an open plastic rock sample bag underneath the chisel, catching the material chipped off as I worked across the face.

•	In some instances, where chipping caused loose, undesired material to fall into the bag, the bag was held away from the face and I placed chips into it by hand.

•	The sample bag was sealed at the site with a locking plastic tie.

•	At each location except for the site of sample 245561 I took a photograph of the site and the sample.

This sampling method allows samples to be collected quickly, but has some disadvantages in terms of being representative. Given the heterogeneous nature of the mineralized structures, it was not possible to maintain an exactly uniform width and depth of chips. Softer material, or hard material that tends to break off in large chunks, may be over-represented. Chipping may have caused powdery iron oxides, or other fines from outside the sample area, to fall into the bag.

Coarse, free gold, visible under a hand magnifier, is present at some sites on the Lomo de Camello property. This gold is easily knocked off of the rock that carries it. This type of gold is difficult to accurately sample, and could be over- or under-represented.

Two of my samples, 245555 and 245556, were collected from a stockpile of ore belonging to informal miners on the Yuri property. 245555 was a collection of selected pieces of vein quartz and 245556 was a shovel full of material from the dump. The shovel used was a typical spade, borrowed from the miners. These bags were sealed at the site and the stockpile was photographed.

Some of the check samples and their results are referred to where they are relevant to the text of section IX, which starts on page 26. Some of the descriptions and gold analyses are listed in Table 2 on page 28 , Table 3 on page 28, Table 4 on page 34 and Table 6 on page 35. These tables are placed where they are relevant to the text. A complete listing of descriptions and analyses of the check samples is too voluminous to appear here and instead appear in Appendix 2 and Appendix 3.

In most cases my check samples were not collected at precisely the same sites as any specific BCMC sample. In fact it would have been difficult to exactly repeat many samples. The available sample sites on the mineralized structures are “moving targets” in that they are sites where small scale mining is or was in progress. There are few natural exposures of the Lomo de Camello vein left on the upper elevations of the property. There were probably few to begin with.

Two instances where my samples can be compared with BCMC samples from almost the same sites are shown in the following table:

Area	Ronning Sample	Gold (gpt)	BCMC Sample	Gold (gpt)

Yuri Mine	245553	1.60	6870	2.98
Palmar	245565	2.59		105

In my opinion these results demonstrate the difficulty of accurately sampling veins containing high grade but erratically distributed gold. While in both cases my results are lower than the BCMC results, very much lower in the case of Palmar, I believe this was a matter of chance. The situation could easily have been reversed.

This difficulty in sampling is a concern, but it is also fairly typical of gold-quartz vein systems. The results of the independent samples show that gold grades exist on the Lomo de Camello property that could, if proven to be present in sufficiently large volumes of rock, form an economically exploitable

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deposit. The results also show, as does BCMC’s own sampling, that obtaining repeatable results from necessarily small surface samples is difficult. The next stage of exploration should include some test sampling directed at determining the best possible surface sampling technique. This could be done by doing repetitive sampling at one or a few sites. Multiple samples could be taken using a single method several times, and repeating the process with other methods.

Figure 12: Sites of Ronning Samples

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Sample Preparation, Analyses and Security

BCMC Samples

BCMC’s geologists, or helpers working under their direct supervision, collected their rock samples in the field, bagged them on site, and sealed them with a locking plastic tie. From the site a company vehicle transported the samples to the nearest reception site operated by ALS Chemex. From the time of collection to the time of delivery to the laboratory the samples were under the control of employees of BCMC.

ALS Chemex did all of BCMC’s analyses for the Lomo de Camello project. Sample preparation and Gold analyses were done at ALS Chemex’ facility in Lima, Peru.

Rock samples were analyzed for gold using a fire assay preparation, fusing a 30 or 50 gram sub-sample, and an atomic absorption measurement (ALS Chemex method codes Au-AA25 or Au-AA26). Samples in which the gold contents exceeded 100 g Au/t were re-analyzed fusing a 30 gram sub-sample and using a gravimetric measurement (method code Au-GRA21). BCMC had four selected samples analyzed for gold using a screen fire assay method, as described for the independent check samples in the following section.

In scanning the certificates of analysis, it appears that routine check analyses for gold were run by the laboratory on every tenth or fifteenth sample.

Silver, copper and 32 other elements were determined by dissolving a sub-sample in aqua regia and analyzing using inductively coupled plasma with atomic emission spectroscopy.

The sampling done by BCMC to date has been in the nature of an initial reconnaissance program, designed to give a preliminary indication as to the potential of the property. The analytical, checking and security procedures used by BCMC have been adequate for this purpose. As the project proceeds, and samples are collected that may ultimately be used in a resource calculation, more rigorous procedures will be required. In particular, BCMC will need to begin introducing blank, standard and duplicate samples into the sample stream.

Independent Check Samples

All of the independent samples were bagged and sealed at the sample site, using industry-standard plastic sample bags and locking plastic ties. I took reasonable steps to maintain personal control of the samples from the time they were collected until they were turned over to ALS Chemex, but the circumstances of traveling and field work precluded keeping them under my control at all times. For example, all of the samples were left unattended in the locked cargo compartment of a parked vehicle in a remote village during a four-day period while I visited another project. All of them were left overnight in hotel parking lots for one or two nights in the locked cargo compartment of a truck that was not under my exclusive control.

I turned the samples over to ALS Chemex’ delivery driver at my hotel in Lima. Knowing that ALS Chemex also does the analyses for BCMC, I was careful not to let the lab personnel know that my samples originated from a BCMC project.

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All of my samples were analyzed for gold using a screen fire assay (method code Au-SCR21). A 1,000 gram sample of pulverized material is passed through a 100 micron screen. Two sub-samples of the minus 100 micron material are analyzed, and all of the coarse material that does not pass through the screen is analyzed. The total gold grade is calculated using the grades and weights of the sub-samples. The gold analyses were done at the ALS Chemex laboratory in Lima, Peru. 34 other elements were determined at ALS-Chemex in North Vancouver, B.C. The multi-element determination was done using an aqua regia digestion and an inductively coupled plasma — atomic emission spectrometer instrumental analysis (method code ICP41). In addition, mercury was analyzed using atomic emission spectroscopy (method code CV41).

ISO 9002 Certification

ALS Chemex’ laboratories in Lima, Peru and North Vancouver, B.C., Canada, hold ISO 9002 certification.

ISO 9002

“ ISO 9002 is a quality assurance model made up of quality system requirements. This model applies to organizations that produce, install, and service products. ISO expects organizations to apply this model, and to meet these requirements, by developing a quality system” (quote from Praxiom Research Group Limited, http://www.connect.ab.ca/~praxiom/9002.htm).

A “plain English” explanation of the ISO 9002 standard may be found at the Praxiom internet address above. The official International Organization for Standardization (ISO) explanation of the ISO 9000 group of standards may be found at http://www.iso.ch/iso/en/iso9000-14000/tour/123.html.

Data Verification

I have reviewed BCMC’s analytical data base, and have compared the information contained within it to the data in the original analytical certificates from ALS Chemex.

In terms of check and standard samples, to date BCMC has relied on gathering multiple samples from similar sites in the field to substantiate their data. Given the present stage of the project and the purpose of the early stage sampling, this is adequate. Such early stage sampling is intended to rapidly determine whether potentially economic mineralization exists. At this stage the samples are not used in resource or other quantitative calculations. As the project progresses, a system of incorporating duplicate, blank and standard samples into the sample stream should be implemented, as well as a system of check assays at a laboratory other than the primary one.

The fifteen independent samples collected for this report are in a sense a form of data verification. Their results have shown that mineralization of the kind and degree described by BCMC does exist on the Lomo de Camello Property.

Adjacent Properties

Numerous occurrences of quartz vein mineralization are present in the Nasca — Ocoña district. In the case of the Lomo de Camello Property, the regional geological bulletin (Dávila, 1993) does not include

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descriptions of mineral deposits, so information as to those lying in the vicinity of Lomo de Camello is not readily available.

The regional geological bulletin for the area encompassing the Palmar property (Montoya et. al., 1994) does include descriptions of mineral deposits. One is within a few kilometers of Palmar and the description from the bulletin is summarized below.

Santa Filomena Prospect

Montoya et. al. (1994) describe a gold occurrence about 3 kilometers northeast of the Palmar properties. A 1 meter wide vein was traced for about 200 meters in a northwest-southeast direction. Samples from the vein yielded gold in the range 1 to 12 g Au/t.

Mineral Processing and Metallurgical Testing

According to Swarthout and Volkert (2002), gold contained in the oxidized near surface portion of the veins is expected to be readily recoverable by cyanidation or a combination of gravity and cyanidation. This is a reasonable expectation, supported by the reports of the owner of the Paraiso property, based on his own experience with mineralization from the Carola Mine. Nevertheless, some test work should be done early in the next stages of exploration.

Viewing the gold contained in sulphide mineralization as the principal extraction issue, BCMC contracted Dawson Metallurgical Laboratories of Salt Lake City, USA, to test a 35 kilogram sample of sulphide-bearing material from the Carola Tunnel (Swarthout and Volkert, 2002; Thompson, 2002; C.H. Plenge & Cia. S.A., 2002). The main conclusions were:

most of the gold is associated with arsenopyrite.

less than 5% of the gold was free milling, and no coarse gold was observed (examination under a binocular microscope at the Plenge lab in Lima did not detect any native gold).

direct cyanidation extracted only 34% of the gold.

bulk sulphide flotation recovered 69% of the gold, 72% of the arsenic and 84% of the sulphur. The concentrate assayed 250 g Au/t, 29% arsenic and 18% sulphur.

cyanidation of the flotation tailings extracted 56% of the gold contained in the tailings Overall gold recovery by the combination of flotation and cyanidation was 86%.

Swarthout and Volkert (2002) suggest a number of possibilities for treating the sulphide mineralization, such as direct smelting, oxidation by autoclaving or bio-oxidation. Should the project proceed to the Stage 2 exploration recommended in this report, a more advanced program of metallurgical testing will be required.

Interpretation and Conclusions

The Lomo de Camello property contains a gold-quartz vein deposit in a brittle shear structure. BCMC

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has identified a steeply dipping main vein or structure extending for six kilometers northwest-southeast across the property. The northern 4 kilometers, 2.2 on the Yuri property and 1.8 on the Paraiso property, is prospective for the discovery of a commercially viable gold deposit. Widths of mineralization are variable in the range 30 centimeters to 3 meters. Rock sampling has returned gold grades up to 53.5 grams gold per tonne. Of 124 rocks collected by BCMC from the Lomo de Camello vein, 34 contain gold values of 10 g Au/t or greater.

Another prospective setting on the Lomo de Camello Property is the Yuri Mine area, where flat-lying to sub-vertical structures are found near the contact between granodiorite and the overlying Yura Group sediments. This area may have potential for some stockwork-style mineralization. All nine samples collected by BCMC from the Yuri I-2000 claim at the Yuri mine site contained gold in the range 1.5 g Au/t to 10.3 g Au/t. The highest grade obtained over a measured width was 10.3 g Au/t over 30 centimeters.

A third prospective setting is the Tertiary dacite porphyry on the Yuri property, the unit which BCMC geologists speculate may be associated with the genesis of the gold mineralization. BCMC has done relatively little work in the dacite porphyry, but three samples collected from it contained gold in the range 0.12 to 4.57 g Au/t, the low value being from the dacite and the high one from a 20 to 50 centimeter wide vein.

The Lomo de Camello vein and most other mineralized structures on the Lomo de Camello property are brittle shears, that have been followed by quartz veins containing minor pyrite, arsenopyrite, and gold. The quartz veins may or may not occupy the full width of the shear, and they have themselves been sheared to minor degree.

Lomo de Camello is in a district known for gold quartz vein deposits, some of which are being exploited by industrial-scale mining operations at present. The Lomo de Camello vein itself is being exploited at a very small scale by informal miners on the Yuri I-2000 concession and by the owner at the Carola Mine on the Paraiso Property.

The information available to date does not permit assigning the deposit at Lomo de Camello to a specific geologic model. Deposits in the district are generally referred to as mesothermal (medium temperature) vein deposits, and what is known about Lomo de Camello is mostly consistent with this categorization. However, some textures are seen in the field that hint at an epithermal (lower temperature) origin for some of the quartz veins. A definitive categorization of the deposit must await more detailed geological and alteration mapping.

BCMC’s early stage work at Lomo de Camello has met its objective, demonstrating that gold mineralization is present at grades that could, if present in sufficient volume in a favourable configuration, be profitably mined. Further exploration work is warranted. Lomo de Camello’s location in a known auriferous district adds to the justification for doing further work.

Recommendations

Two stages of exploration are recommended; an initial stage of continued surface geological and geochemical surveys, and a second stage of preliminary drill and underground testing at Lomo de Camello. The second stage would take place only if justified by the results of the first stage. The two stages are described in general terms in this section. Detailed cost projections appear in Appendix 4. Note that the projected costs incorporate all field costs including contractors, company salaries and

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laboratory charges. They include reasonable costs for office follow-up. General office overhead, costs of maintaining mineral rights, and costs to maintain and exercise option agreements, are not included.

Exploration Concepts

A useful concept in the exploration of a mineralized system such as this is the “ore niche (see Footnote 5)” described by Laing (1998). The mineralization at Lomo de Camello and Palmar clearly has a strong structural control. BCMC has already identified at least three structural settings that contain mineralization; the steeply dipping main vein setting in the sediments at Lomo de Camello, stockwork quartz veinlets in the granodiorite northwest of the Yuri Mine, and a somewhat similar setting with sheeted sub-centimetric quartz veinlets at Garganta. In the main vein itself gold is present in more than one setting, or “niche”.

One aspect of the “ore niche” concept is that a particular style of mineralization may exist at several scales. Thus, for example, the sub-horizontal sheeted veinlets that yielded 0.3 g Au/tonne from a randomly chosen 1 meter interval in sample 245561 at Garganta could have analogues elsewhere on the property or in the district in which the veinlets are larger, more closely spaced, or higher grade.

Because each of the several settings for mineralization, or “ore niches”, that have already been identified at Lomo de Camello has a very strong structural control, these recommendations place a strong emphasis on structural geological mapping and analyses during Stage 1 exploration.

Stage 1 (projected cost approximately $81,000 in Canadian funds)

Lomo de Camello (Yuri and Paraiso Properties)

Stage 1 at Lomo de Camello is proposed to consist of additional geological and geochemical surface work, concentrated largely on the Paraiso property. Significant expenditures on the Yuri property will be avoided until such time as the Yuri agreement is finalized. Minor work may take place on the Yuri property, but only to the extent that it furthers the understanding of, and benefits, the adjacent Paraiso property.

•	Additional geological mapping is warranted at Lomo de Camello, with the following objectives:

•	Further outline the contacts between the igneous rock units and inliers or roof pendants of Yura Group sediments. Gain a better understanding of the influence the igneous sedimentary contact has on the geometry of veins and mineralization.

•	Map alteration mineral assemblages in a preliminary way, to determine if they can be used as guides to mineralization.

•	Use structural mapping to add to the understanding of vein geometry, including the relationships between veins with different orientations and the relationships between veins and lithologic contacts. This could lead to a better definition of drill targets, by, for example, helping to predict the rake of mineralized shoots. If necessary, an outside structural specialist can be contracted to provide guidance to BCMC field personnel in doing the structural mapping.

•	Additional lithogeochemical sampling, done in conjunction with the geological mapping, can be planned in such a way as to help refine the understanding of ore controls. Ideas for controls on mineralization, suggested by alteration or structural mapping, can be tested with sampling. The additional sampling should also include some repetitive sampling at a few sites, testing and comparing sampling methods in order to determine how best to sample this mineralization and

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improve the repeatability of sample results.

•	A limited geostatistical study using the existing and planned sampling results, could help define parameters for the phase two drilling. The objective of the geostatistical study would be to provide guidance as to the spacing, number and orientation of drill holes required in Stage 2, to adequately test the targets. The available combination of surface and underground exposures, that have been or will be sampled, should make it possible to use a technique such as kriging to model the gold distribution. This study could serve to reduce the number of drill holes required in Stage 2.

Palmar Property (Pechereque 10 and Oso Concessions)

The Palmar Property requires an initial reconnaissance geological mapping and sampling program, similar to that already done at Lomo de Camello.

Stage 2 (projected cost approximately $502,000 in Canadian funds)

Lomo de Camello

Stage two at Lomo de Camello is to be undertaken if the work done in Stage One continues to indicate that there is potential to develop a mineable resource on the Lomo de Camello Property. Stage two is intended to consist of a limited drilling program, possibly combined with some underground exploration, whose objective would be to confirm that the mineralization extends vertically and laterally beyond the surface showings and shallow underground workings. BCMC expects to have the Yuri agreement finalized by the time any Stage 2 work is contemplated. Nevertheless, it would be premature to propose and to budget for any Stage 2 work on the Yuri property at the present time. The proposals that follow relate to the Paraiso property.

Core Drilling($263,000)

A core drilling program to consist of approximately 1,200 meters is proposed. Swarthout and Volkert (2002) presented a preliminary proposal for a drilling program. Their Figure 3, which appears in this report with minor modifications as Figure 4, showed five proposals for drill hole sites, two of which were on the Yuri property and three on the Paraiso property. In this present proposal, no drilling is proposed for the Yuri property. That aside, the sites proposed by Swarthout and Volkert are reasonable to indicate the type of program expected. The details of actual drill hole locations will depend on the results of work done in Stage 1. Specific drill sites are not proposed in this report.

Underground Exploration($158,000)

In sections IX and XI of this report I have mentioned the difficulty of obtaining repeatable results from relatively small surface samples. Similar problems may arise with samples from drill holes. Swarthout and Volkert (2002) anticipated this possibility with a recommendation that the initial drilling program be combined with about 500 meters of underground exploration, which would permit some bulk sampling. I concur with this recommendation.

The anticipated underground exploration may well extend from the existing workings at the Carola mine site. However the Carola workings, amounting to about 150 meters (Figure 8), have small passageways and would require some upgrading. The decision as to the best location for the Stage 2 underground

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exploration should be made based on an understanding of controls on mineralization gained during Stage 1 and the Stage 2 drilling. The Carola workings should be used as a starting point only if they are found to be well located for further exploration. A specific site for underground exploration is not proposed in this report.

Mineral Processing Test Work($81,000)

The mineral processing test work done to date (section XV on page 45) has shown that, while it will probably be possible to recover 86% or more of the gold in the Lomo de Camello sulphide mineralization, more work is required in order to determine the best combination of processes. Concerning the oxide mineralization, it has been assumed that satisfactory gold recovery can be obtained from it. This is probably the case, but a preliminary test is warranted.

The metallurgical test work should be done in consultation with a professional metallurgist. This report does not make proposals as to the details.

If the exploration in Stage 2 successfully shows that the mineralization at Lomo de Camello has the potential to become a resource, a third stage exploration program would be designed by BCMC staff. The purpose of the third stage would be to outline a resource. The details of such a third stage program cannot be predicted at present.

Palmar Property (Pechereque 10 and Oso Concessions)

Given the present very early stage of exploration at Palmar and Urupalla, Stage 2 at those projects would consist of further surface exploration, similar in kind to the Stage 1 recommendations described for Lomo de Camello.

Intent of Recommendations

Recommendations are presented in this report to illustrate the general nature of a suitable exploration program. The purpose of exploration is to generate new information, and it is the responsibility of those managing an exploration program to react to the new information as it becomes available. By definition, the information that an exploration program produces causes changes in the program itself.

Bear Creek Mining Company is managed by a professional exploration staff with the experience and expertise required to manage the recommended program and to adjust it as new information becomes available. Thus, it is expected that Bear Creek’s staff will exercise their responsibility to adjust the exploration program, to a greater or lesser degree, in response to the information generated by the program itself.

References and Sources of Information

Dávila U., Marcos Fernández

1993: Geología do los Cuadrangulos de Pisco, Guadalupe, Punta Grande, Ica y Córdova. Boletín No. 47, Instituto Geológico Minero y Metallurgico, Sector Energía y Mina, República del Peru.

Review of the Lomo de Camello Project, Peru	Page 61 of 89

Laing, W.P.

1998: Ore Systems Analysis. Notes to accompany a short course presented for the Mineral Deposits Research Unit, Vancouver, Canada, by Laing Exploration Pty Ltd.

Montoya, Manuel; García, Wilfredo; and Caldas, Julio

1994: Geología do los Cuadrangulos de Lomitas, Palpa, Nasca y Puquio. Boletín No. 53, Instituto Geológico Minero y Metallurgico, Sector Energía y Mina, República del Peru.

Swarthout, Andrew T. and Volkert, David F.

2002: Geology and Resource Potential, Lomo Del Camello Gold Prospect, Nazca Department, Peru. In-house report for Bear Creek Mining Company.

Thompson, Philip

2002: Results of Laboratory Test Work on a Gold-Bearing Sample, Our Project No. P-2705. Metallurgical test report by Dawson Metallurgical Laboratories Inc. for Bear Creek Mining Company.

2002: Metallurgical Investigation No. 5525, Bear Creek Mining Company, Gold Ore. Metallurgical test report by C.H. Plenge & Cia. S.A. describing gravimetric concentration tests. This report is an appendix to Thompson (2002) and the results were incorporated into Thompson’s report.

Internet Sources

Some information concerning the mineral tenure system in Peru was obtained from:

http://www.mem.gob.pe/wmem/legisla/default.asp

Some general information on the geology of Peru was obtained from the Atlas Minería y Energía en el Peru 2001 at:

http://www.mem.gob.pe/wmem/publica/ps/atlasminenergía2001/FRAME_PRINCIPAL.HTM

Persons Consulted

The following employees or members of the management of Bear Creek Mining Company provided much information through conversations during the course of the property visit and at BCMC’s Lima office:

Andrew Swarthout

David F. Volkert

Cesar Ríos

Review of the Lomo de Camello Project, Peru	Page 62 of 89

Glossary of Technical Terms

adit	a horizontal passage from the surface into a mine

Ag	silver.

alteration	chemical and mineralogical changes in a rock mass resulting from reaction with hydrothermal fluids or changes in pressure and temperature.

anomalous	adjective describing a sample, location or area at which either (i) the concentration of an element(s) or (ii) a geophysical measurement is significantly different from (generally higher than) the average background concentrations in an area. Though it may not constitute mineralization, an anomalous sample or area may be used as a guide to the possible location of mineralization.

anomaly	the geographical area corresponding to anomalous geochemical or geophysical concentrations.

arsenopyrite	an iron, arsenic and sulphur-bearing mineral (FeAsS)

As	arsenic.

assay	an analysis to determine the quantity of one or more elemental components. Usually implies accuracy and precision suitable for use in ore reserve calculations. See also “geochemical analysis”

assay ton	approximately 29.2 grams; a size of sub-sample that is commonly used when analyzing for precious metals

Au	gold.

azurite	a bright blue copper-bearing mineral sometimes found in the oxidized part of copper deposits

background	the modal concentration of an element or typical geophysical response in an area, generally referring to concentrations below some threshold level, above which concentrations are designated as anomalous.

batholith	a large mass of igneous rock, generally with a surface area exceeding 100 square kilometers

bleached	an informal adjective describing rock in which the dark coloured minerals have been removed by alteration processes.

boxwork	where metallic sulphide minerals have been dissolved out of a rock by weathering processes, it is common to see cavities left behind, often outlined by oxide minerals. Clusters of such cavities are called boxworks.

breccia	a rock type with angular fragments of rock of one or more composition(s)

Review of the Lomo de Camello Project, Peru	Page 63 of 89

surrounded by a matrix rock of another composition and/or texture.

brittle shear	a break in a body of rock that causes two adjacent parts of the body to slide relatively to each other along the plane of the break. The shear is considered brittle if the rock breaks before 5% deformation has taken place.

chalcedony	a form of quartz in which the crystals are so fine as to not be discernible with the naked eye or low power magnifier

chalcopyrite	a mineral composed of copper, iron, and sulphur (CuFeS2).

conjugate fault set	a set of faults formed at the same time by the same stresses, having two different orientations. The angle between the two orientations is typically in the 60º to 80º range.

continuous chip

sample	a rock sample taken by collecting a series of chips across a measured distance along a rock face. The chips are so closely spaced that there is no gap between them.

crackle breccia	a breccia in which the density of fractures is so great that the rock has a crackled appearance. There is typically less rotation of the fragments than there is in a true breccia.

Cu	copper

detection limit	in chemical analysis, a limit below which the analytical method cannot reliably detect the element being sought.

EM	electromagnetic; in mineral exploration usually refers to a particular type of geophysical survey

epithermal	adjective referring to hydrothermal processes and deposits taking place or formed at comparatively low temperatures in the 50°C to 200°C range, and to mineral deposits formed by such processes.

fault	a fracture in a rock across which there has been displacement.

fracture	a break in a rock, usually along a flat or gently curved surface.

felsic	adjective applied to light-coloured rock-forming minerals and to rocks containing an abundance of such minerals

float	loose fragments of rock found displaced from the outcrop in which they originated

galena	a lead sulphide mineral

geochemical

analysis:	an analysis to determine the quantity of one or more elemental components in some earth material, usually rock, soil or water. Customarily refers to analyses that are accurate enough

Review of the Lomo de Camello Project, Peru	Page 64 of 89

for the early stages of exploration work but not accurate enough for use in ore reserve calculations. See also “assay”

geophysics;

geophysical survey	a group of techniques that employ instruments to measure electrical, physical, radiological and other characteristics of rocks in the field, usually in the subsurface. Examples include induced polarization, electromagnetics, gravity and many others.

gneiss	a rock whose textures and mineralogy have changed as a result of it being buried deep within the earth’s crust. One of many types of metamorphic rock

gossan	a rock containing a high proportion of iron oxides, formed as metal-bearing minerals are oxidized and leached away, leaving the iron oxide residue. Colloquially, a gossan is “rusty”

grab sample	a sample of rock selected, not to represent any defined area or volume of rock, but simply to exhibit some specific feature of interest. It may consist of one or more pieces of rock, but any analyses obtained from a grab sample cannot be used to represent anything other than the sample itself, and cannot be used in characterizing the grades of a deposit.

grade	The concentration of an ore metal in a rock sample, given either as weight per cent for base metals (e.g. Cu, Zn, Pb) or in grams per tonne (g/t) or ounces per short ton (oz/t) for gold, silver, and platinum group metals.

gpt, g/t	Grams per tonne (metric tonne, 1,000 kilograms).

granodiorite	a type of igneous rock

hectare	an area totaling 10,000 square meters, e.g., an area 100 meters by 100 meters.

Hg	Mercury.

hydrothermal	adjective applied to hot water, usually from an external source, that interacts with a body of rock, and to the products of that interaction. In some cases hydrothermal fluids interacting with a body of rock produce mineralization.

indicator element	a chemical element that may indicate the presence nearby of another element. For example arsenic, antimony and mercury are commonly present in and near epithermal gold deposits. Early geochemical sampling might detect one or more of the indicator elements but not the gold itself. The presence of the indicator element(s) might induce prospectors to do more sampling and thus discover the gold.

induced

polarization	a geophysical survey that involves the application of an electrical current to a body of rock, via electrodes. The effects of the electrical current are measured and used to make inferences about the mineralogical and physical characteristics of the rock in the subsurface. See also “resistivity”

Review of the Lomo de Camello Project, Peru	Page 65 of 89

IP	a common abbreviation for induced polarization

KM, km	kilometer.

mafic	a rock type consisting predominantly of calcium-rich plagioclase feldspar and silicates of iron and magnesium, with little quartz or potassium feldspar.

malachite	a bright green copper-bearing mineral sometimes found in the oxidized part of copper deposits

Max-min	a horizontal loop electromagnetic (or HLEM) technique to test resistivity and conductivity of rocks.

median	the value of the middle item in a set of data arranged in rank order. Half of the rest of the data set contains values above the median and half contains values below the median.

mineralization	a general term, commonly used to describe minerals of potential value occurring in rocks.

Mo	molybdenum.

molybdenite	a molybdenum sulphide mineral

NSR	net smelter royalty.

ore	a natural occurrence of one or more minerals that may be legally mined and sold at a profit, or from which some part may be profitably separated.

outcrop	an exposure of bedrock at the earth’s surface.

overburden	any natural soil or aggregate material covering bedrock.

Pb	lead.

porphyry	in the context of mineral deposits, a large deposit containing mineralization dispersed throughout the rock. Such deposits are typically mined using open pit, bulk mining methods.

ppb	parts per billion.

ppm	parts per million (l ppm = 1000 ppb = 1 gram/tonne).

pyrite	a mineral composed of iron and sulfur (FeS2).

pyroclastic	a rock made up of fragments ejected from a volcanic vent

quartering	a field method for taking a subset from a sample. The sample material is shoveled into a conical pile, which is then divided into four parts taking vertical divisions centered on the vertical axis of the cone. May be done several times in order to reduce the sub-sample to the desired size.

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quartz	a common rock-forming mineral comprised of silicon and oxygen (SiO2)

relict	said of a mineral, texture or structure of an earlier rock that has persisted in a recognizable form even though the rock itself has undergone substantial chemical or physical changes

resistivity	a measurement of the resistance of a body of rock to the flow of electrical current; typically this is one of the parameters measured during an induced polarization survey

Sb	antimony.

scheelite	a mineral containing calcium, tungsten and oxygen

sheeted veins

or veinlets	a collection of sub-parallel veins or veinlets

silicification	a form of alteration in which quartz or other forms of silicon dioxide are introduced into a rock

stockwork	a three-dimensional network of planar to irregular veinlets

sphalerite	a zinc sulphide mineral

stibnite	an antimony and sulphur-bearing mineral

sub-sample	in a laboratory, the small part of a field sample that is actually subjected to analysis

sulphidation	a term used in the discussion of epithermal precious metal deposits to characterize the sulphide mineral assemblage and the physio-chemical processes that produced it.

sulphide	a mineral characterized by the linkage of sulphur with a metal

syenite	an igneous rock that superficially resembles a granite but contains little or no quartz, an important constituent of true granites

ultramafic	a rock type consisting of almost entirely iron and magnesium silicate minerals with less than 10% calcic plagioclase feldspar and no quartz or potassium feldspar.

UTM	when used in describing a location, refers to an international system of geographic coordinates, given in meters and based on a universal transverse mercator map projection.

vein	a tabular mineral deposit formed in or adjacent to faults or fractures by the deposition of minerals from hydrothermal fluids

veinlet	a small vein; the distinction between vein and veinlet tends to subjective

VLF	very low frequency; refers to the frequency range used in some electromagnetic surveys.

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winze	a vertical passageway within a mine that leads downward from a horizontal passage or opening. not reach the surface. Unlike a shaft, a winze does

Zn	zinc

Geological Time Scale

The following is a cursory listing of the geological time scale, for reference regarding any mention of geological ages within this report.

		approximate	approximate
Era	Epoch	beginning	ending

		million years before present
Cenozoic	Quaternary	2.0	0.01
	Pliocene	5.1	2.0
	Miocene	24.6	5.1
	Oligocene	38.0	24.6
	Eocene	54.9	38.0
	Paleocene	65	54.9

Mesozoic	Cretaceous	144	65
	Jurassic	213	144
	Triassic	248	213

Paleozoic	Permian	286	248
	Pennsylvanian	320	286
	Mississippian	360	320
	Devonian	408	360
	Silurian	438	408
	Ordovician	505	438
	Cambrian	590	505

Precambrian			590

Certificate of Author

Certificate of Author

I, Peter Arthur Ronning, P.Eng. of RR 6, 1450 Davidson Road, Gibsons, B.C., V0N 1V6, hereby certify that:

1.     I am a consulting geological engineer, doing business under the registered name New Caledonian Geological Consulting.

2.     I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, Registration Number 16,883.

3.     I am a graduate of the University of British Columbia in geological engineering, with the degree of B.A.Sc. granted in 1973.

Review of the Lomo de Camello Project, Peru	Page 68 of 89

4.     I am a graduate of Queen’s University in Kingston, Ontario, with the degree of M.Sc. (applied) in geology granted in 1983.

5.     I am the author of the report entitled “Review of the Lomo de Camello Project, Peru” and dated 1 August 2002. I have read National Instrument 43-101 and Form 43-101F1, and the technical report has been prepared in compliance with those documents.

6.     I have worked as a geologist and latterly as a Professional Engineer in the field of mineral exploration since 1973, in many parts North and South America. As a result of my experience and training I am a qualified person with respect to the Lomo de Camello Project.

7.     I visited the Lomo de Camello Project on the 12th and 13th of June 2002. During the visit I examined many of the mineral occurrences described in this report and collected fifteen rock samples.

8.     The conclusions expressed in this report relating to geological and exploration issues are professional opinions, based upon my own geological field work, information compiled from other sources, and my professional experience. I am not aware of any material fact or material change with respect to the subject matter of the technical report that is not reflected in said report, the failure to disclose which makes the technical report misleading.

9.     Having undertaken reasonable due diligence, and believing the information I have used to be correct, I nevertheless cannot guarantee the accuracy of information that I did not originate.

10.     Statements made in this report relating to mineral titles, permitting and regulatory matters rely on information obtained from the responsible government sources in Peru and from persons active in the mineral exploration industry there. While I am generally knowledgeable concerning the regulations governing mineral titles and exploration activities in Peru I am not a legal or regulatory professional. The information in the report concerning these regulatory matters is provided for the convenience of the reader but is not a professional opinion.

11.     Statements made in this report relating to legal agreements are based upon my own reading of those agreements. I am not a legal professional. The information in the report concerning legal matters is provided for the convenience of the reader but is not a professional opinion.

12.     Except as herein noted, I neither own, control, nor expect to receive a beneficial interest in the properties described herein, nor in any entity whose value one could reasonably expect to be affected by the conclusions expressed in the report. This includes EVEolution Ventures Inc., Peru Exploration Ventures LLP, Bear Creek Mining Company Limited and their subsidiaries or associated companies. I may inadvertently be the beneficial owner of an interest in any publicly traded company through participation in mutual funds over whose portfolios I have no control.

13.     I authorize EVEolution Ventures Inc. to use this report for any lawful purpose. In particular, the report and my name may be used in the fulfillment of relevant reporting and disclosure requirements of any stock exchange or securities regulator that recognizes my professional qualifications. Should it be necessary to use abridgments of or excerpts from the report such abridgments or excerpts must be made so as to retain their original meaning and context. All reasonable efforts must be made to allow me to approve such abridgments or excerpts. I waive my right of approval in cases where it is impossible to comply as a result of my own unavailability within a reasonable period of time.

14.     A copy of this report is submitted as a computer readable file in Adobe Acrobatã PDFã format.

Review of the Lomo de Camello Project, Peru	Page 69 of 89

The requirements of electronic filing necessitate submitting the report as an unlocked, editable file. I accept no responsibility for any changes made to the computer file after it leaves my control.

Peter A. Ronning, P.Eng.

01 August 2002

Appendix 1: Descriptions and Analytical Results, Owners’ Samples

The analytical results on the following pages are printed from an electronic data base provided by Bear Creek Mining Company. It is not practical to include copies of original analytical certificates. The following table presents a list of the original certificates. Photocopies are on file with P. A. Ronning and the originals are on file with BCMC.

Analytical Certificates

Certificate Number	Laboratory	Elements Analyzed	Samples Included	Quantity

LI12336	ALS Chemex	Au	6992	1
A0213937	ALS Chemex	Au, ICP	19683 to 19702	20
LI13081	ALS Chemex	Au	19206 to 19227	22
LI13226	ALS Chemex	Au	19228	1
LI-12153	ALS Chemex	Au	6959 to 6974	16
A0211250	ALS Chemex	Pb %	6912	1
A0210879	ALS Chemex	Au, ICP	6904 to 6918	15
LI-12084	ALS Chemex	Au	6887 to 6900, 6919	54
			to 6958

Notes:	Certificates starting with “LI” issued by ALS Chemex in Lima
Certificates starting with “A” issued by ALS Chemex in North Vancouver, B.C.

Analytical Results

					Au	Au	Au		Ag
				Au	ppb	gpt	Total	Ag	gpt	Al	As	B	Ba	Be	Bi	Ca	Cd	Ce	Co	Cr	Cs	Cu
SAMPLE	NORTH	EAST	DESCRIPTION	ppb	rerun	rerun	gpt	ppm	rerun	%	ppm	ppm	ppm	ppm	ppm	%	ppm	ppm	ppm	ppm	ppm	ppm

6884	8397520.00	496806.00	Veta de qtz.de 0.30 m ancho,N26E-48SE. Presenta caracteristicas anteriores.Huaquer—a-Yuri	10300				1.00
6885	8397520.00	496806.00	Roca caja piso tomado en un ancho de 1.20cm,ven. de qtz 1-2 cm de ancho con otras que se	3410				-1.00
			cruzan, Ser,esmectita?Granodiorita.Huaquer—a.
6886	8396376.00	501030.00	Veta lomo de camello,N325-58NE,formado por qtz,oxFe,py aumenta conforme se profundiza. Roca	11400				3.00
			de caja fte. Sericitizada.Carola.

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

6884
6885

6886

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm

6884
6885

6886

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SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

6887	8397144.00	500266.00	Veta Lomo de Camello,N324-66NE-0.80 m,qz,hem-jar-goet,py en ojos-playas y oqued,errat en diss	43870
			gruesa,rx cj limol.Paraiso.
6888	8397144.00	500266.00	Veta Lomo de Camello,N324-66NE-0.40 a 0.60 m ,id ant,zona rica+zona pobre, occ de py y - occ	10810
			de oxidos(frac),rx cj limol.Paraiso.
6889	8397264.00	500210.00	Veta Lomo de Camello,N340-68NE-0.80 m,qz hial-lech,hem-jar-goet,py,rx cj limol.Muestra para	21260
			Metalurgia(oxd+sul).Paraiso.
6890	8396981.00	500335.00	Veta Lomo de Camello,N324-66NE-0.60 a 0.80 m,qz,hem-jar-goet,errat py,banda rica de 0.15-0.20	53470	53000
			m,muestra metalurgia(oxd),rx cj limol.Paraiso.
6891	8396530.00	500949.00	Veta Lomo de Camello,N305-55NE-0.50 m,qz hial-lech int frac,hem-jar-goet,py en	430
			ojos-playas-oqued,errat diss gruesa,rx cj limol.Carola SE.
6892	8396454.00	500965.00	Veta Lomo de Camello,N330-52NE-1.20 m,qz hial-lech,hem-jar-goet,py en ojos-errat diss	480
			gruesa,errat cpy,rx cj limol.Carola SE.
6920	8396878.00	500687.00	Veta Lomo de Camello,N308-58NE-0.30 m,qz hial-lech,hem-jar-goet,py en ojos-errat diss	9710
			gruesa,qz en cj techo,rx cj limol.Carola.
6921	8396878.00	500687.00	Roca caja de muestra 6920,qz en ojos+limol con oxFe,0.50 m.Carola	3580
6922	8396881.00	500682.00	Veta Lomo de Camello,N298-58NE-0.30 a 1.10 m,qz hial-lech,hem-jar-goet,py errat diss	80	80
			gruesa,rx cj limol.Carola.
6186	8397000.00	496412.00	veta centinela,E-W,sbvert,qz-jar-goet-hem,long aflor 300 mts.Mina Yuri	10000	35270		36.10	3.40		0.24	254	-10	190	0.50	6	0.05	-0.50		10	122		80
6187	8397000.00	496412.00	veta centinela,N-S,sbvert,qz-jar-goet-hem-py.Mina Yuri.Muestra tomada a 60 mts prof de labor	10000	16210			2.40		0.40	1140	-10	10	0.50	8	0.04	-0.50		7	77		111
			inform
6188	8397519.00	496791.00	Probable diss,en parte central de anticl,intens frac,Gd?,FeO-qz.Huaqueria	10000	11660			0.80		1.18	114	-10	20	0.50	140	0.68	-0.50		30	35		998
6189	8397277.00	500189.00	veta lomo de camello,N-S,sbvert,qz-jar-goet-hem-py.Paraiso-Yuri.Muestra tomada a 60 mts prof	5540				3.00		0.05	854	-10	-10	0.50	-2	0.01	-0.50		61	96		202
			de labor inform
6190	8397160.00	500253.00	veta lomo de camello,N-S,sbvert,qz-jar-goet-hem-py.Paraiso-Yuri.Muestra tomada a 60 mts prof	10000	9500			2.20		0.14	844	-10	10	0.50	14	0.03	-0.50		36	144		186
			de labor inform

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

6887

6888

6889

6890

6891

6892

6920

6921
6922

6186	6.00	-10		-1	0.02	-10		0.12	1615	5	-0.01		12	140	70
6187	7.06	-10		1	0.08	-10		0.11	45	4	-0.01		10	310	46

6188	13.70	-10		-1	0.09	-10		0.30	125	9	0.06		8	260	6
6189	15.00	-10		-1	-0.01	-10		0.01	55	48	-0.01		23	100	266

6190	11.90	-10		-1	0.04	-10		0.03	60	15	-0.01		21	140	64

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm	Zn ppm

6887

6888

6889

6890

6891

6892

6920

6921
6922

6186		0.04	4	-1	15				-0.01	-10	10	35	10		10
6187		0.24	50	1	17				-0.01	-10	-10	25	-10		12

6188		0.19	2	3	55				0.02	-10	-10	160	180		20
6189		8.76	22	-1	2				-0.01	-10	-10	25	70		8

6190		4.61	10	-1	11				-0.01	-10	-10	44	40		28

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SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

6834	8395500.00	502800.00	Veta lomo de camello,rbo N40O (N320),0.80-1.0 m ancho,formado por cuarzo lechoso con Ox.Fe en	3470				0.60		1.11	158	-10	30	0.50	2	0.15	-0.50		18	82		459
			fract,ven,oquedades.Erratic.Py -oligisto.
6835	8395000.00	503800.00	Veta lomo de camello,cuarzo,3.0 m de ancho,afloram por 100m.Las cajas fuerte ser con Ox.de	2990	2820			1.20		0.31	420	10	30	-0.50	2	0.07	-0.50		9	83		197
			Fe(jar-goet-hem).Roc.de caja Cuarcita.
6836	8396878.00	500686.00	Veta lomo de camello,qtz.,0.70 cm. ancho,Ox.de Fe en fract,venillas, oquedades.py	27600	27300			2.00
			fin.diss.asociado a cpy. en ven. se observa estibina.Carola.
6837	8396878.00	500686.00	Veta lomo de camello,N320-66 NE,muestra incluye veta 0.70 y roca de caja 1.10 m,total 1.80	13800				1.00
			m,roca caja fte.ser.con Ox Fe y qtz.Carola
6838	8399105.00	499236.00	Veta lomo de camello,N6E- NS,bz 48SE,0.70 m. ancho,formado por qtz con Ox. De Fe.Muestra	3140				2.00
			tomada de los informales.Garganto
6857	8398420.00	499563.00	Veta lomo de camello,N 328- 80 E. Presenta caracteristicas anteriores predomina Ox. De	5460				1.00
			Fe(jarosita,goetita,hematita).Fte. Fracturamiento.
6858	8398457.00	499536.00	Veta lomo de camello,N 320,75-80 NE.Presenta caracter anteriores,roca caja con venillas de	5690				1.00
			qtz muy delgadas promedio 1cm.Yuri.
6859	8397036.00	496385.00	Veta centinela,N344,bz 69NE,de 4.5mts.de ancho se estrangula hasta 0.90cm donde se tomo	49				-1.00
			muestra(limolitas con ven de qtz),Ox.Fe.Yuri.
6860	8396974.00	496456.00	Falla - veta de 5mts. De ancho compuesto de fragmentos de cuarcita, cuarzo, limolitas,	54				-1.00
			fuertemente oxidado (jarosita-hematita-goetita).Yuri.
6861	8397000.00	496412.00	Veta centinela,N354-74 NE,ancho 0.30-1.30 m,formado por qtz,Ox.Cu y Fe.La muestra incluye	7860				1.00
			roca de caja fte.ser.ven qtz de 5 cm.Yuri
6862	8396862.00	496377.00	Veta centinela,rumbo N340,bz 72 NE,la muestra incluye roca de caja techo	4280	4360			-1.00
			0.80m(veta)0.45m(caja),Ox Fe.Yuri.
6863	8397320.00	496418.00	Veta centinela,N200,bz 50 SE,1.0 mts.ancho,formado por qtz.con Ox de Fe.en este caso la	692				-1.00
			muestra solo es de veta. Sericita en oquedades.Yuri.
6864	8397856.00	496631.00	Veta Sylvia,rumbo N20E, bz 43 NW,0.50 m.ancho,muetra solo de veta,roca de caja	3750				-1.00
			granodiorita-tonalita fresco tenido por jarosita.Yuri

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

6834	9.65	-10		2	0.03	-10		0.18	185	3	0.03		11	440	10

6835	4.78	-10		-1	0.06	-10		0.12	145	2	0.03		8	130	32

6836

6837

6838

6857

6858

6859

6860

6861

6862

6863

6864

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm	Zn ppm

6834		0.19	-2	4	17				-0.01	-10	-10	43	10		30

6835		0.08	2	1	17				-0.01	-10	-10	15	-10		68

6836

6837

6838

6857

6858

6859

6860

6861

6862

6863

6864

Review of the Lomo de Camello Project, Peru	Page 72 of 89

SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

6865	8397850.00	496658.00	Veta Sylvia,rumbo N36 E, bz 43 NW,0.20 m.ancho.Presenta caracteristicas anteriores.Erraticos	5220				-1.00
			Ox.de Cu (brochantita)con Ox. De Fe.Yuri.
6866	8397782.00	496625.00	Veta Sylvia,rumbo N20E,bz. 48NW,0.50 m.ancho .Presenta caracteristicas anteriores.Yuri	10300				4.00
6867	8397782.00	496625.00	Veta Sylvia,muestra tomada de cancha dejada por los informales,pertenece a la veta anterior	10500				6.00
			se obv. Ox .Cu.Yuri.
6868	8397104.00	496713.00	Veta Santa Rosa,N200-38SE,ancho 0.37 m,formado por qtz py,po++,cpy,ancho veta 0.30-0.90 m y	3190				-1.00
			la labor 1.30-1.50 m,Cal, yeso.Yuri.
6869	8397104.00	496713.00	Granodiorita,roca caja de veta Santa Rosa,se observ biot sec, po fin. diss.asoc.a erratica	56	61			1.00
			cpy ,en fract. Yeso/anhidrita.Yuri.
6870	8397454.00	496784.00	Veta,N26E-85SE,24 cm ancho,formado por qtz con Ox.Fe.Erratica py en oquedades.La muestra	2980				-1.00
			tiene venillas de qtz de 1 cm ancho.Huaqueria
6871	8397454.00	496784.00	Muestra en un area de 2mx1m,incluye roca y ven de qtz de 1mm a 3cm de ancho de rboN204 ,bz63	1510				-1.00
			SE en Granodiorita fresca.Huaquer—a.
6872	8399870.00	499756.00	Da porf, fte. Silic,ojos de qtz,plag a ser.Se obv. 4 mantos separados entre ellos de 5 a	123				1.00
			20m.RumboN4E,bz.34NW.Erratc.py.rosa Gabriela.
6873	8399870.00	499756.00	Veta Manto de anchos variables de 0.10 a 0.70 m.de ancho formado por qtz con py, po, cpy en	3600	3380			-1.00
			venillas,ojos,playas, masivo.Rosa Gabriela.
6874	8399854.00	499748.00	Veta-Manto,NS-22W,formado por qtz con oxfe(jar-goet-hem).Erratica py Ancho variable de 0.05 a	4570				1.00
			0.20 m.Rosa Gabriela.
6875	8397308.00	500189.00	Veta lomo de camello,N340-68 NE, formado por qtz con OxFe en fract,venillas.Py erratica	47100				7.00
			.Ancho de 0.30 a 1.00 mts.Paraiso-Yuri.
6876	8397324.00	500182.00	Igual al anterior	36300				11.00
6877	8397362.00	500161.00	Igual al anterior	9460				1.00
6878	8397378.00	500140.00	Igual a los anteriores.Disminuye la potencia de acuerdo a lo trabajadores informales	6230				-1.00
6879	8397386.00	500139.00	Igual al anterior	35800				5.00

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

6865

6866
6867

6868

6869

6870

6871

6872

6873

6874

6875

6876
6877
6878
6879

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm

6865

6866
6867

6868

6869

6870

6871

6872

6873

6874

6875

6876
6877
6878
6879

Review of the Lomo de Camello Project, Peru	Page 73 of 89

SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

6880	8397700.00	500203.00	Veta (split?de lomo de camello),N350-52 NE,formado por qtz con oxFe,en fract, venillas, ojos	44000				2.00
			- playas (jar-goet-hem).Paraiso-Yuri.
6881	8397700.00	500203.00	Muestra en roca de caja de la veta anterior(6880),en un ancho de 1.20 m.formado por arcillas	1240	1270			-1.00
			(cao.- sericita.).Paraiso-Yuri.
6882	8397928.00	499996.00	Veta lomo de camello,rumbo N333,bz 62 NE,ancho variable de 0.12 a 0.80 m.Presenta	12310				2.00
			caracteristicas anteriores.Yuri.
6883	8397928.00	499996.00	Roca caja de veta lomo de camello,muestra tomada en 1.20 m.ancho,incluye ven. de	1510				-1.00
			5cm(3venillas)y roca fte. Oxid-argilit-sericit.Yuri.
6923	8396862.00	500509.00	Veta Lomo de Camello,N296-57NE-0.50 m,qz hial-lech,hem-jar-goet,py errat diss gruesa,rx cj	2560
			limol.Carola.
6950	8396242.00	501230.00	Veta Lomo de Camello,N290-40NE-0.45 m,bandas qz hial-lech,hem-jar-goet,rx cj ars qz y cobert	60
			cuat en techo.Carola SE.
6951	8396252.00	501189.00	Veta Lomo de Camello,N280-42NE-0.40 m,bandas qz hial-lech,hem-jar-goet,rx cj ars qz.Carola SE	7980
6952	8396250.00	501184.00	Veta Lomo de Camello,N288-48NE-0.70 m,bandas qz hial-lech,hem-jar-goet,erratpy,rx cj ars	6700	6530
			qz.Carola SE.
6953	8396256.00	501139.00	Veta Lomo de Camello,N324-64NE-3.60 m,qz lech mass,deb hem-jar-goet,rx cj ars qz.Carola SE	590
6954	8396330.00	501074.00	Veta Lomo de Camello,N350-66NE-0.60 a 0.80 m,qz lech mass,deb hem-jar-goet,rx cj ars	2930
			qz.Carola SE.
6955	8395740.00	501615.00	Veta Lomo de Camello,N332-50NE-0.90 m,qz,hem-jar-goet,lim de Cu,errat py,rx cj ars qz.Carola	130
			SE.
6956	8395740.00	501615.00	Roca caja de muestra 6955,qz en frag+limol con oxFe.Carola SE	70
6957	8396020.00	501270.00	Veta Lomo de Camello,N344-48NE-0.40 m,qz,hem-jar-goet,errat py,2 ramales,al piso 0.15 m,al	2960
			medio panizo de 0.60 m,rx cj ars qz.Carola SE.
6958	8396020.00	501270.00	Muestra de panizo entre 2 venillas de la anterior,con qz en ojos dentro de jar-goet.Carola SE	210

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

6880

6881

6882

6883

6923

6950

6951
6952

6953
6954

6955

6956
6957

6958

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm

6880

6881

6882

6883

6923

6950

6951
6952

6953
6954

6955

6956
6957

6958

Review of the Lomo de Camello Project, Peru	Page 74 of 89

SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

6959	8396370.00	501036.00	Veta Lomo de Camello,N340-54NE-1.0 m,qz semihial,int frac(craq),hem-goet en fis,bxwk	1290
			sul(py),engrosa hasta 1.60 m,rx cj limol.Carola SE.
6960	8396386.00	501012.00	Veta Lomo de Camello,N308-52NE-0.80 m,id ant.Carola SE	310
6961			Veta Lomo de Camello,N306-70NE-0.60 m,banda qz gris con diss py,con banda qz semihial int	7430
			frac con hem en fis.Rx cj limol.Carola.
6962	8395502.00	501825.00	Veta,N340-sbvt-0.60 m,frag qz maciso y qtz,int frac,hem-turg en fis y oqued.Rx cj	30
			limol.Zapallal NW.
6963	8395392.00	502178.00	Veta,N280-72NE-0.12 m,qz semihial,mac,mod fis con MnO.Rx CJ and deb arg.Zapallal NW	20
6964	8395340.00	502195.00	Veta,N42-56NW-0.40 m,qz semihial,geod qz XX,hem-lim-jar,sul py-cpy-cv,subord ser.Rx cj	350
			and.Zapallal NW.
6965	8395264.00	503326.00	Veta Zapallal,N320-54NE-0.40 m,bandas qz semihial,int frac.Rx cj limol	460
6966	8395208.00	503365.00	Veta Zapallal,N322-50NE-0.50 m,bandas qz semihial,int frac.Rx cj limol	120
6967	8395190.00	503376.00	Veta Zapallal,N316-50NE-0.40 m,bandas qz semihial,py-lim-hem,mod frac.Rx cj limol	4730	4870
6968	8395134.00	503450.00	Veta Zapallal,N318-80NE-0.10 a 0.30 m,bandas qz semihial,hem-jar,mod frac.Rx cj limol	690
6969	8395098.00	503481.00	Veta Zapallal,N310-54NE-0.40 m,bandas qz semihial,gran,hem-goet en oqued y deb diss,mod	1790
			frac.Rx cj limol.
6970	8394956.00	503661.00	Veta Zapallal,N316-72NE-1.80 m,qz semihial,mac,hem-jar en oqued y fis,rem py,int frac.Rx cj	1340
			limol.
6971	8394956.00	503661.00	Veta Zapallal,N316-72NE-1.0 m,// inmediata a la 6970,id ant	660
6972	8394912.00	503689.00	Veta Zapallal,N334-56NE-0.20 a 0.40 m,qz semihial,mac,hem-jar en oqued y fis,int frac.Rx cj	2980
			limol.
19226	8396357.00	501051.00	veta, N325, Bz.50 NE,ancho de veta 0.35m,caja techo 0.80m.Ancho de labor 1.25m. Rumbo labor N	1610
			324.
19227	8396357.00	501051.00	Muestra tomada en caja techo con fragmentos de limolitas y qtz. Tenidos por ox de Fe	140

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

6959

6960
6961

6962

6963
6964

6965
6966
6967
6968
6969

6970

6971
6972

19226

19227

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm

6959

6960
6961

6962

6963
6964

6965
6966
6967
6968
6969

6970

6971
6972

19226

19227

Review of the Lomo de Camello Project, Peru	Page 75 of 89

SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

19228	8396866.00	500721.00	Muestra al tope,norte del tunel a 12.65m del pique.qtz,py espord.,enargita con Ox de Fe.Rumbo	2130	2080
			caja piso N290,bz. 53 NE.
19684	8396533.00	500944.00	veta,N120-60NE-0.30 a 0.50 m,qz lech y hial,oxFe en fis y oqued,py diss y oxid,int	380				-0.20		0.14	52	-10	-10	-0.50	-2	0.02	-0.50		3	99		12
			fract.Carola SE.
6893	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.30 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.22	8540
			m rx cj techo.Tunel Carola.
6894	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.30 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.22	5740
			m rx cj techo.Tunel Carola.
6895	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.10 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.22	11270
			m rx cj techo.Tunel Carola.
6896	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.10 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.22	16260
			m rx cj techo.Tunel Carola.
6897	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.90 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.32	4770
			m rx cj techo.Tunel Carola.
6898	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.70 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.20	7050
			m rx cj techo.Tunel Carola.
6899	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.70 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.20	15920
			m rx cj techo.Tunel Carola.
6900	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.90 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.16	13390
			m rx cj techo.Tunel Carola.
6919	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.90 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.16	4710
			m rx cj techo.Tunel Carola.
6924	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.04 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.12	9880
			m rx cj techo.Tunel Carola.
6925	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.80 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.14	9230
			m rx cj techo.Tunel Carola.
6926	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.20 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.22	6860
			m rx cj techo.Tunel Carola.

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

19228

19684	0.92	-10		-1	-0.01	-10		0.08	70	1	-0.01		12	40	6

6893

6894

6895

6896

6897

6898

6899

6900

6919

6924

6925

6926

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm	Zn ppm

19228

19684		0.01	-2	-1	4				-0.01	-10	-10	5	-10		4

6893

6894

6895

6896

6897

6898

6899

6900

6919

6924

6925

6926

Review of the Lomo de Camello Project, Peru	Page 76 of 89

SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

6927	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.20 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.22	18910
			m rx cj techo.Tunel Carola.
6928	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.50 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.46	8450
			m rx cj techo.Tunel Carola.
6929	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.96 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.62	7940
			m rx cj techo.Tunel Carola.
6930	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.90 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.72	1900
			m rx cj techo.Tunel Carola.
6931	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.85 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.47	6500
			m rx cj techo.Tunel Carola.
6932	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.70 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.65	12820
			m rx cj techo.Tunel Carola.
6933	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.70 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.80	12910
			m rx cj techo.Tunel Carola.
6934	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.90 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.85	7450
			m rx cj techo.Tunel Carola.
6935	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.95 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,1.08	3980	4060
			m rx cj techo.Tunel Carola.
6936	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.00 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,1.25	5480
			m rx cj techo.Chimen.Tunel Carola.
6937	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.00 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,1.30	6830
			m rx cj techo.Tunel Carola.
6938	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.90 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,1.30	10390
			m rx cj techo.Tunel Carola.
6939	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.00 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,1.15	10970
			m rx cj techo.Tunel Carola.
6940	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.00 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,1.20	10050
			m rx cj techo.Pique.Tunel Carola.

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

6927

6928

6929

6930

6931

6932

6933

6934

6935

6936

6937

6938

6939

6940

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm

6927

6928

6929

6930

6931

6932

6933

6934

6935

6936

6937

6938

6939

6940

Review of the Lomo de Camello Project, Peru	Page 77 of 89

SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

6941	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.25 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,1.00	16550
			m rx cj techo.Tunel Carola.
6942	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.25 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,1.00	8480
			m rx cj techo.Tunel Carola.
6943	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.20 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,1.00	17590
			m rx cj techo.Tunel Carola.
6944	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.20 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.70	15250
			m rx cj techo.Tunel Carola.
6945	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-1.10 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,1.15	39720
			m rx cj techo.Tunel Carola.
6946	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.90 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.75	17940	18250
			m rx cj techo.Tunel Carola.
6947	8396874.00	500698.00	Veta Lomo de Camello,N304-60NE-0.80 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.70	17050
			m rx cj techo.Tunel Carola.
6948	8396874.00	500698.00	Veta Lomo de Camello,N298-60NE-0.50 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.22	1120
			m rx cj techo.Tunel Carola.
6949	8396874.00	500698.00	Veta Lomo de Camello,N298-60NE-0.50 m,qz hial,hem-jar-goet,py en ojos-errat diss gruesa,0.40	810
			m rx cj techo.Tunel Carola.
6992	8396874.00	500698.00	Vein, 1.35m de ancho, qtz gris y hialino massivo, diss py fino y grueso, estibina - Tunel	4540	4840
			Carola
19206	8396866.00	500721.00	Muestra veta en el Tunel Carola del sub nivel -Nivel "0",qtz masivo,cristalizado.Ser.en	14700
			fract.y reemplazando al qtz.Py,asp.Ox Fe.
19207	8396866.00	500721.00	Muestra igual al anterior.Tomado en el sub nivel.Ligero incremento de	31200
			Py,arsenopirita,marcasita?,esporadicaCpy,bo.Ox Fe
19208	8396866.00	500721.00	Muestra igual al anterior.Tomado en el sub nivel.Ligero incremento de	9610
			Py,arsenopirita,marcasita?,esporadicaCpy,bo.Ox Fe

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

6941

6942

6943

6944

6945

6946

6947

6948

6949

6992

19206

19207

19208

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm

6941

6942

6943

6944

6945

6946

6947

6948

6949

6992

19206

19207

19208

Review of the Lomo de Camello Project, Peru	Page 78 of 89

SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

19209	8396866.00	500721.00	Muestra igual al anterior.Tomado en el sub nivel .En fracturas probable mariposita?,enargita?	26700
			Cristalizada asociada apy,asp.
19210	8396866.00	500721.00	Igual al anterior.Mariposita?, covelita,ox de Fe.Predomina qtz-ser. Tunel Carola-Nivel	4780	4760
			"0"-sub-nivel.
19211	8396866.00	500721.00	Muestra igual al anterior.Predomina qtz-ser-mariposita?.cv.diss,asos.a Py,Cpy,enargita, con	14500
			Ox de Fe.Incrementan sulfuros.
19212	8396866.00	500721.00	Muestra con caracteristicas anteriores.Tunel Carola-nivel "0"-sub-nivel	19900
19213	8396866.00	500721.00	Muestra de veta Tunel Carola,Nivel 1,formado por qtz,ser, OxFe, Py en ven, diss, y en proceso	130
			de oxidacion,fuerte fract (bx)..
19214	8396866.00	500721.00	Muestra con caracteristicas anteriores.Tunel Carola-nivel 1.Promedio ancho estructura en el	330	330
			Tunel varia de 0.80m a 1.20m
19215	8396866.00	500721.00	Muestra de estructura formado por qtz, limolitas y arcillas en general con Ox de Fe	340
19216	8396866.00	500721.00	Muestra formado por fragmentos de qtz con Ox de Fe en fract.ven y tinendo la roca.Tunel	160
			Carola -Nivel"1".
19217	8396866.00	500721.00	Muestra con caracteristicas anteriores	180
19218	8396866.00	500721.00	Igual al anterior.Fuerte fracturamiento.Estructura con frag. De qtz. Limolitas	510
			fte.argilitizacion. Ox de Fe. Tunel Carola-Nivel"1".
19219	8396866.00	500721.00	Igual al anterior. Se obv. Py en proceso de oxidacion	750
19220	8396866.00	500721.00	Muestra con caracteristicas anteriores.Qtz con ser.Fragmentos de limolitas-argilitizadas co	160	160
			ox Fe.Esporadic.Py.
19221	8396866.00	500721.00	Muestra igual al anterior	380
19222	8396866.00	500721.00	Muestra igual al anterior	280
19223	8396866.00	500721.00	Muestra igual al anterior	50
19224	8396866.00	500721.00	Muestra igual al anterior. Incremento de qtz-fragmentos tenidos por ox. De Fe	480
19225	8396866.00	500721.00	Muestra igual al anterior	290
19307	8396870.00	500718.00	sbnivel Carola,entre nivel 0 y nivel 1,frente labor,N77W-60NE-1.10 m ancho,qz mas fr,oxFe en
			fis y oqued,py dis fn y gr en fis

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

19209

19210

19211

19212
19213

19214

19215
19216

19217
19218

19219
19220

19221
19222
19223
19224
19225
19307

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm

19209

19210

19211

19212
19213

19214

19215
19216

19217
19218

19219
19220

19221
19222
19223
19224
19225
19307

Review of the Lomo de Camello Project, Peru	Page 79 of 89

SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

19308			sbnivel Carola,entre nivel 0 y nivel 1,frente labor,N77W-60NE-1.10 m ancho,qz mas fr,oxFe en
			fis y oqued,py dis fn y gr en fis
19309			sbnivel Carola,entre nivel 0 y nivel 1,N77W-60NE-1.10 m ancho,qz mas fr,oxFe en fis y
			oqued,py dis fn y gr en fis,qtz-slst cajas
19310			id anterior,mod ser
19311			id anterior,deb ser,qz con py-oxFe en fis y dis,mariposita?
19312			id anterior,qz hial y gris
19313			id anterior,ancho labor 2.20 m,rbo labor S60E
19318			sbnivel Carola,veta con N52W-57NE-0.60 m,qz con py dis fn-gr,oxFe en fr-oqued,caja piso sec
			lim-qtz
19683	8396866.00	500721.00	veta,a 51 mts en frente de tunel en nivel 1,qz lech y hial,py-jar en fis y oqued,0.70 m	90				0.20		1.36	72			0.50		0.09			5	149		15
			ancho.Tunel Carola
01110101			grab,select,small working (Rehn sample)	24	23			-0.20		0.23	52	-10	10	-0.50	-2	0.02	-0.50		2	67		23
01110102	8396871.04	500714.48	representative, from sacked ore (Rehn sample)	10000	12260			1.80		0.08	10000	-10	-10	-0.50	4	0.03	-0.50		2	126		48
01110103	8397038.00	500306.00	representative from sacked ore (Rehn sample)	10000	35100		33.10	6.20		0.25	1050	-10	30	0.50	44	0.06	-0.50		17	77		302
01110104	8397038.00	500306.00	select, chip, from lower level of shaft (Rehn sample)	10000	29130		26.90	9.00		0.10	1690	-10	10	0.50	10	0.04	-0.50		73	84		407
01110105	8397038.00	500306.00	select, chip, from bottom of shaft (Rehn sample)	10000	23410		22.80	39.60		0.15	1380	-10	20	0.50	2	0.03	-0.50		13	70		1330
10001			Anglo Gold sample = Yuri (Centinela) tunnel dump sample	3840				0.54		4.05	122		44	1.30	1	0.13	0.26	25	102	246	6	639
10002			Anglo Gold sample = BCMC Sample 6880 (44gmt Au over 2m)	180				0.34		7.47	154		26	1.80	0	0.46	0.30	15	20	138	2	90
10003			Anglo Gold sample = BCMC Sample 6880 (44gmt Au over 2m)	65				0.18		7.48	51		82	1.50	0	0.70	0.12	18	17	126	1	23
10004			Anglo Gold sample = BCMC Sample 6880 (44gmt Au over 2m)	5290				0.76		2.00	498		67	1.00	2	0.13	0.50	26	2	131	1	70
10005			Anglo Gold sample = BCMC Sample 6880 (44gmt Au over 2m) - Qtz vein material from small miners	3860				0.34		1.52	104		88	0.40	0	0.03	0.12	21	1	111	1	21
			sacks
10006			Anglo Gold sample = From NW end of vein on Yuri/Paraiso zone, from 80m depth	10000	11829			2.98		0.83	262		53	0.35	6	0.03	0.12	9	6	182	1	121

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm	Pb %

19308

19309

19310
19311
19312
19313
19318

19683	2.18							1.47	300	1			27	140	70

01110101	0.67	-10		1	0.11	-10		0.04	35	1	-0.01		8	90	16
01110102	3.41	-10		1	0.03	-10		-0.01	15	4	-0.01		7	60	172
01110103	12.05	-10		2	0.03	-10		0.05	125	13	-0.01		10	140	148
01110104	15.00	-10		1	0.02	-10		0.01	20	31	0.01		11	180	166
01110105	11.40	-10		3	0.04	-10		0.01	10	9	0.01		12	190	102
10001	19.35	10	0	0	0.19	12	27	1.31	835	4	0.00	2	102	620	9
10002	6.46	16	0	0	0.03	8	43	4.09	330	1	1.00	5	86	500	72
10003	4.84	16	0	0	0.17	10	52	5.38	510	1	0.00	5	62	610	10
10004	5.80	6	0	0	0.37	14	9	0.14	35	4	0.00	2	9	430	44
10005	1.70	4	0	0	0.50	12	2	0.05	20	2	0.00	2	8	90	212

10006	6.20	3	0	0	0.22	4	1	0.03	45	5	0.00	1	10	100	60

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm	Zn ppm

19308

19309

19310
19311
19312
19313
19318

19683		0.01		4	4							31			84

01110101		0.04	-2	-1	-1				-0.01	-10	-10	4	-10		10
01110102		1.61	566	-1	20				-0.01	-10	-10	3	-10		18
01110103		0.42	24	-1	21				-0.01	-10	-10	122	40		28
01110104		3.92	-2	-1	16				-0.01	-10	-10	67	20		36
01110105		2.53	-2	-1	19				-0.01	-10	10	122	10		56
10001	21		1		14	0	0	3	0.08	0	2	114	2	10	118
10002	3		4		64	0	0	2	0.39	0	2	168	3	13	258
10003	11		5		38	0	0	3	0.30	0	1	140	2	12	114
10004	21		2		122	0	0	4	0.05	0	3	135	6	5	38
10005	30		1		20	0	0	3	0.07	0	1	54	2	4	14

10006	13		2		51	0	3	2	0.03	0	1	28	9	3	20

Review of the Lomo de Camello Project, Peru	Page 80 of 89

SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

10007			Anglo Gold sample = Carola Tunnel Level 1, 31-32m, 45cm vein = BCMC Sample 6946 (17.9gmt Au)	10000	24583			1.22		0.34	10000		28	0.25	5	0.02	0.10	3	2	132	0	37
10008			Anglo Gold sample = Carola Tunnel Level 1, 31-32m, 63cm shear in HW = BCMC Sample 6946	110				0.26		8.70	557		42	2.00	0	0.31	0.08	16	18	213	1	14
			(17.9gmt Au)
10009			Anglo Gold sample = Carola Tunnel Level 1, 67m, fault zone w qtz clasts, 72cm HW	160				0.26		8.44	118		12	1.60	0	0.14	0.60	8	18	191	0	14
10010			Anglo Gold sample = Carola Tunnel Level 1, 67m, fault zone w qtz clasts, 45cm center sample	155				0.40		5.21	109		23	1.15	1	0.18	0.94	40	25	88	0	14
10011			Anglo Gold sample = Carola Tunnel Level 1, 67m, fault zone w qtz clasts, 36cm FW	120				0.52		8.00	251		91	2.65	1	0.21	1.66	20	29	173	2	28
10012			Anglo Gold sample = Carola Tunnel Level 1, 75m (current face), 54cm FW with FeOx/qtz	55				1.58		1.98	99		42	1.05	1	0.08	0.54	37	9	135	1	46
10013			Anglo Gold sample = Carola Tunnel Level 1, 75m (current face), 35cm HW, less FeOx	130				1.40		8.18	132		32	2.50	1	0.23	2.32	10	10	187	3	35
LC-1			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	18000				2.20		0.30	2006	5	35		8	0.11	0.60		21	369		534
			data
LC-2			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	-2000				-0.30		0.80	321	7	87		8	0.13	0.30		6	126		184
			data
RE LC-2			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	-2000				-0.30		0.77	313	5	84		7	0.13	0.20		6	122		179
			data
LC-3			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	10000				1.60		0.28	412	5	23		13	0.04	-0.20		35	504		481
			data
LC-4			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	-2000				-0.30		0.81	554	-3	110		-3	0.05	0.40		4	398		46
			data
LC-5			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	4000				0.40		0.32	829	8	56		4	0.07	0.20		4	250		49< /TD>
			data
LC-6			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	47000				3.40		0.80	283	4	28		28	0.05	-0.20		5	277		87
			data
LC-7			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	21000				2.20		0.77	647	5	55		38	0.08	-0.20		12	272		99
			data

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm

10007	2.70	1	0	0	0.14	2	1	0.02	10	4	0.00	0	7	-10	85
10008	6.70	18	0	0	0.29	8	59	6.77	420	1	0.00	5	114	460	15

10009	8.90	21	0	0	0.05	4	56	7.85	695	1	0.00	4	106	300	17
10010	6.20	13	0	0	0.11	22	32	4.74	375	2	0.00	9	63	400	134
10011	7.40	17	0	0	0.95	11	45	5.71	945	2	0.00	5	98	540	342
10012	2.60	5	0	0	0.26	20	10	1.20	230	3	0.00	4	26	210	251
10013	7.50	19	0	0	0.31	6	60	7.00	740	1	0.00	5	95	460	376
LC-1	12.54				0.09	5		0.04	160	5	0.03		14	260	77

LC-2	9.79				0.31	10		0.07	113	3	0.05		11	330	85

RE LC-2	9.56				0.30	10		0.07	100	3	0.04		10	330	88

LC-3	8.80				0.05	3		0.04	338	12	0.01		21	180	95

LC-4	2.42				0.43	10		0.03	89	4	0.03		13	200	23

LC-5	9.40				0.05	4		0.04	372	7	0.01		14	170	158

LC-6	5.35				0.13	24		0.03	153	5	0.02		12	180	185

LC-7	9.02				0.13	16		0.05	392	12	0.03		21	250	243

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Pb %	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm	Zn ppm

10007		6		765		17	0	1	1	0.01	0	0	7	1	1	2
10008		16		6		25	0	0	2	0.41	0	1	172	4	12	66

10009		4		2		18	0	0	2	0.36	0	1	145	5	8	72
10010		7		2		10	0	0	8	0.24	0	2	78	7	9	54
10011		48		4		12	0	0	3	0.38	0	2	163	7	15	166
10012		14		2		6	0	0	5	0.10	0	2	29	8	8	162
10013		17		2		12	0	0	2	0.37	0	1	160	5	10	638
LC-1	0			-3		20			10	0.01		-8	41	-2		251

LC-2	0			3		41			5	-0.01		-8	54	-2		60

RE LC-2	0			4		40			5	-0.01		8	51	2		59

LC-3	0			10		21			-2	-0.01		-8	62	21		59

LC-4	0			33		70			2	-0.01		8	16	3		72

LC-5	0			46		16			2	-0.01		-8	52	15		49

LC-6	0			10		105			4	-0.01		-8	30	6		95

LC-7	0			33		126			4	-0.01		-8	49	11		103

Review of the Lomo de Camello Project, Peru	Page 81 of 89

SAMPLE	NORTH	EAST	DESCRIPTION	Au ppb	Au ppb rerun	Au gpt rerun	Au Total gpt	Ag ppm	Ag gpt rerun	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm	Ca %	Cd ppm	Ce ppm	Co ppm	Cr ppm	Cs ppm	Cu ppm

LC-8			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	-2000				1.00		0.64	209	-3	50		3	0.04	0.30		10	621		38
			data
LC-9			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	7000				2.00		0.67	1535	-3	49		-3	0.05	0.20		10	366		72
			data
LC-10			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	8000				0.90		0.16	3576	-3	14		-3	0.11	0.30		5	254		54
			data
LC-11			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	3000				0.40		0.36	1187	-3	30		-3	0.05	0.40		19	431		49
			data
LC-12			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	-2000				-0.30		4.13	753	-3	21		-3	0.33	0.40		26	236		21
			data
LC-13			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	18000				0.80		0.35	24898	-3	16		5	0.06	-0.20		1	365		50
			data
LC-14			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description	5000				0.50		0.36	624	4	13		7	0.06	0.40		17	391		36
			data
LC-15			Bema Gold sample - Paraiso/Yuri vein/wallrock samples - no specific location or description
			data	3000				0.50		0.17	1060	-3	16		-3	0.04	-0.20		1	411		26

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Fe %	Ga ppm	Ge ppm	Hg ppm	K %	La ppm	Li ppm	Mg %	Mn ppm	Mo ppm	Na %	Nb ppm	Ni ppm	P ppm	Pb ppm

LC-8	4.37				0.25	13		0.09	148	5	0.03		17	190	21

LC-9	6.09				0.29	11		0.04	81	3	0.02		14	450	86

LC-10	2.99				0.05	4		0.04	86	1	0.01		13	110	54

LC-11	2.30				0.10	9		0.07	385	2	0.01		19	130	28

LC-12	5.11				0.16	13		3.16	469	3	0.02		105	360	29

LC-13	4.29				0.11	6		0.02	81	1	0.02		11	180	66

LC-14	9.35				0.05	8		0.09	124	2	0.01		19	230	8

LC-15
	8.83				0.04	4		0.04	92	5	0.01		10	230	32

[Additional columns below]

[Continued from above table, first column(s) repeated]

SAMPLE	Pb %	Rb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ta ppm	Te ppm	Th ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Y ppm	Zn ppm

LC-8	0			-3		28			4	-0.01		-8	24	5		45

LC-9	0			17		27			6	0.01		-8	24	6		78

LC-10	0			104		19			2	-0.01		-8	14	-2		14

LC-11	0			34		25			4	-0.01		-8	14	3		142

LC-12	0			-3		30			4	0.01		-8	93	5		71

LC-13	0			526		45			3	-0.01		-8	12	-2		12

LC-14	0			-3		7			2	0.01		-8	39	2		129

LC-15
	0			3		7			-2	0.01		-8	15	-2		27

Appendix 2: Analytical Results, Independent Samples

The analytical results reported on the following pages appear in the analytical certificates listed below. The original certificates are on file in the office of Peter A. Ronning, P.Eng.:

Analytical Certificates

Laboratory	Certificate Number	Elements Analyzed	Samples Included	Quantity

ALS Chemex	A0218741	Au screen, ICP	245551 to 245565	15

Analytical Results

Site Name	UTM East PSAD56	UTM North PSAD56	Sample Number	Description	Au gpt Total	Ag ppm	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm

LDC01	496770	8397612	245552	selected sample	0.13	-0.20	3.64	10	-10	20	-0.50	-2
				from 70 centimeter
				length of 1
				centimeter quartz
				veinlet

[Additional columns below]

[Continued from above table, first column(s) repeated]

Site Name	Ca %	Cd ppm	Co ppm	Cr ppm	Cu ppm	Fe %	Ga ppm	Hg ppb	K %	La ppm	Mg %	Mn ppm	Mo ppm	Na %	Ni ppm

LDC01	2.15	-0.50	21.00	17	448	4.69	-10	10	0.11	-10	0.72	170	111	0.15	6

[Additional columns below]

[Continued from above table, first column(s) repeated]

Site Name	P ppm	Pb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Zn ppm	Width

LDC01	200	10	-0.01	14	5	308	0.06	-10	-10	103	-10	24	3

Review of the Lomo de Camello Project, Peru	Page 82 of 89

Site Name	UTM East PSAD56	UTM North PSAD56	Sample Number	Description	Au gpt Total	Ag ppm	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm

LDC01	496770	8397612	245551	50 centimeter x 50	0.09	-0.20	5.16	8	-10	40	-0.50	-2
				centimeter panel
				sample
LDC02	496798	8397442	245554	continous chip over	0.40	-0.20	6.82	4	-10	80	-0.50	-2
				2 meters in right
				(S) wall rock of
				vein.
LDC02	496798	8397442	245553	continous chip over	1.60	-0.20	1.95	8	-10	10	-0.50	16
				27 centimeter vein
				structure
LDC05	500137	8397380	245556	shovel full of	37.70	2	0.49	538	-10	90	-0.50	8
				material from
				stockpile.
LDC05	500137	8397380	245555	selected specimens	40.40	5.40	0.29	780	-10	30	-0.50	6
				of quartz vein
				material from a
				stockpile
LDC06	500219	8397246	245557	continous chip	0.44	-0.20	1.05	112	-10	30	0.50	6
				across 60
				centimeter vein in
				a glory hole about
				10 m below the
				surface.
LDC07	500194	8397704	245559	70 centimeter	0.07	-0.20	5.89	138	-10	60	1.50	-2
				continous chip
				across upper, less
				oxidized part of
				brittle shear
LDC07	500194	8397704	245558	60 centimeter	0.35	-0.20	5.52	140	-10	10	1.50	-2
				continuous chip
				across lower, more
				oxidized part of
				brittle shear
LDC08	500231	8397722	245560	40 centimeter	3.13	0.20	0.42	206	-10	30	-0.50	-2
				continous chip
				across one splay of
				a vein 20 m from
				the portal of an
				adit

[Additional columns below]

[Continued from above table, first column(s) repeated]

Site Name	Ca %	Cd ppm	Co ppm	Cr ppm	Cu ppm	Fe %	Ga ppm	Hg ppb	K %	La ppm	Mg %	Mn ppm	Mo ppm	Na %	Ni ppm

LDC01	2.54	-0.50	14	7	326	3.98	-10	-10	0.08	-10	1.11	340	13	0.33	8

LDC02	3.12	-0.50	10	20	286	3	10	-10	0.15	-10	0.83	185	1	0.67	8

LDC02	5.14	-0.50	12	84	228	2.14	-10	20	0.07	-10	0.28	180	2	0.19	7

LDC05	0.09	-0.50	12	98	81	7.76	-10	70	0.06	-10	0.15	755	7	0.01	17

LDC05	0.05	0.50	16	92	128	9.56	-10	160	0.06	-10	0.03	330	14	0.01	12

LDC06	0.15	-0.50	13	130	372	2.06	-10	10	0.06	-10	0.66	245	3	0.03	20

LDC07	0.56	0.50	21	211	18	5.94	10	-10	0.05	-10	5.03	555	-1	0.04	67

LDC07	0.57	1.50	15	211	17	6.20	-10	-10	0.03	-10	4.29	340	1	0.05	79

LDC08	0.03	-0.50	1	159	23	2.72	-10	10	0.15	10	0.04	20	5	0.02	5

[Additional columns below]

[Continued from above table, first column(s) repeated]

Site Name	P ppm	Pb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Zn ppm	Width

LDC01	510	6	-0.01	6	5	355	0.06	-10	-10	126	-10	30	50

LDC02	570	8	0.02	2	5	315	0.10	-10	-10	108	10	20	200

LDC02	220	6	0.02	8	1	101	0.03	-10	-10	31	60	8	27

LDC05	310	94	0.02	6	1	20	-0.01	-10	-10	46	20	28

LDC05	230	122	0.12	8	-1	10	-0.01	-10	-10	42	20	36

LDC06	100	64	0.02	26	2	12	-0.01	-10	-10	32	-10	22	60

LDC07	610	12	-0.01	6	15	29	-0.01	-10	-10	152	-10	164	70

LDC07	580	50	-0.01	2	16	41	-0.01	-10	-10	147	-10	274	60

LDC08	270	96	0.03	-2	1	93	-0.01	-10	-10	53	-10	8	40

Review of the Lomo de Camello Project, Peru	Page 83 of 89

Site Name	UTM East PSAD56	UTM North PSAD56	Sample Number	Description	Au gpt Total	Ag ppm	Al %	As ppm	B ppm	Ba ppm	Be ppm	Bi ppm

LDC10	499094	8399527	245561	1 meter vertical	0.30	-0.20	1.62	8	-10	110	-0.50	2
				continuous chip
				across a "pillar"
				at the entrance to
				a shallowltdipping
				decline
LDC11			245563	continuous chip	2.76	0.60	0.83	4620	-10	30	-0.50	-2
				across 60
				centimeters of
				brittle shear in hw
				of vein
LDC11			245562	continuous chip	34	3	0.19	10000	-10	-10	-0.50	-2
				across 57
				centimeter wide
				sulphidic quartz
				vein
LDC12			245564	continous chip	6.87	0.40	0.32	2870	-10	20	-0.50	-2
				across 2.75 meters
				of the brittle
				shear along the
				main Camello vein.
PL01	510661	8387272	245565	continuous chip	2.59	0.20	0.33	384	-10	30	-0.50	-2
				across a brittle
				shear containing
				blocky quartz.

[Additional columns below]

[Continued from above table, first column(s) repeated]

Site Name	Ca %	Cd ppm	Co ppm	Cr ppm	Cu ppm	Fe %	Ga ppm	Hg ppb	K %	La ppm	Mg %	Mn ppm	Mo ppm	Na %	Ni ppm

LDC10	0.49	-0.50	6	77	30	2.03	-10	-10	0.20	-10	0.52	180	3	0.17	6

LDC11	0.06	-0.50	1	137	67	3.15	-10	10	0.18	10	0.11	35	-1	0.03	12

LDC11	0.01	2	3	134	168	3.71	-10	10	0.03	-10	-0.01	15	5	0.01	6

LDC12	0.03	0.50	6	148	29	2.70	-10	10	0.10	-10	0.03	80	5	0.01	10

PL01	0.08	-0.50	1	134	19	3.28	-10	-10	0.08	-10	0.04	35	5	0.05	5

[Additional columns below]

[Continued from above table, first column(s) repeated]

Site Name	P ppm	Pb ppm	S %	Sb ppm	Sc ppm	Sr ppm	Ti %	Tl ppm	U ppm	V ppm	W ppm	Zn ppm	Width

LDC10	330	2	-0.01	-2	5	50	0.08	-10	-10	45	-10	18	100

LDC11	210	30	0.11	56	2	41	-0.01	-10	-10	19	-10	20	60

LDC11	130	90	1.19	766	-1	28	-0.01	-10	-10	5	-10	8	57

LDC12	140	26	0.21	98	-1	24	-0.01	-10	-10	11	-10	12	275

PL01	220	66	0.19	6	-1	22	-0.01	-10	-10	15	-10	10

Appendix 3: Descriptions of Independent Samples

Lomo de Camello — Palmar Site Descriptions, 2002

Notes:	All samples were analyzed for gold using a screen fire assay technique (ALS Chemex code Au-SCR21). Roughly 1000 grams of material is used. This report includes the following:

Weight grams = total weight of material analyzed
Gold gpt = total grade of gold in sample, in grams per tonne (1 gram per tonne = 1 ppm)
Coarse Gold % = percent of the total gold that is coarser than 100 microns.
Minus sign before a number indicates “less than”, eg. “-0.2” means “less than 0.2”.

Site Name:	LDC01	UTM Easting:	496770	Northing	8397612

locations based on South American Datum 1956

Field	Sample 245551 is a 50 centimeter x 50 centimeter panel sample including parts of two

Review of the Lomo de Camello Project, Peru	Page 84 of 89

quartz veinlets @ 300/40(3cm) and 070/30(1cm). Most of the sample is highly weathered granodiorite wall rock
The veinlets are crumbly and their surfaces are coated with brownish goethite. Sample 245552 is a selectd sample from the lowermost quartz veinlet over about 70 centimeter of its exposure in the face. This is the same part of the veinlet that included in the panel sample

Sample:	245551	50 centimeter x 50 centimeter panel sample

Weight grams:	1060	Gold gpt:	0.09	Coarse Gold %	3.9%	Ag ppm:	-0.2

As ppm:	8	Cu ppm:	326	Pb ppm:	6	Zn ppm:	30

Sample:	245552	selected sample from 70 centimeter length of 1 centimeter quartz veinlet

Weight grams:	390	Gold gpt:	0.13	Coarse Gold %	12.1%	Ag ppm:	-0.2

As ppm:	10	Cu ppm:	448	Pb ppm:	10	Zn ppm:	24

Site Name:	LDC02			UTM Easting:	496798	Northing	8397442

locations based on South American Datum 1956

Field	Sample 245553 is a chip sample across a vein trending 032/80(27cm). The sample consists of two traverses of the vein; one above and one below a flat lying fault. The vein is extensively fractured sub-parallel to its trend. Exposed surfaces are coated with goethite. Within the vein are some seams of goethite sub-parallel to the vein, about 1 centimeter thick.

The wall rock of the vein is a crumbly granodiorite cut by multiple sub-centimetric quartz veinlets.

Sample 245554 is in the right (south) wall of the vein. It is a continouos chip over 2

Sample:	245553	continous chip over 27 centimeter vein structure

Weight grams:	1120	Gold gpt:	1.6	Coarse Gold %	2.0%	Ag ppm:	-0.2

As ppm:	8	Cu ppm:	228	Pb ppm: Site	6 1 of 5 Pages	Zn ppm:	8

Sample:	245554	continous chip over 2 meters in right (S) wall rock of vein.

Weight grams:	1070	Gold gpt:	0.4	Coarse Gold %	19.9%	Ag ppm:	-0.2

As ppm:	4	Cu ppm:	286	Pb ppm:	8	Zn ppm:	20

Site Name:	LDC05	UTM Easting:	500137	Northing	8397380

locations based on South American Datum 1956

Field	A site where informal miners are working. They are mining from the bottom of a decline which they say is 80 meters deep. The decline plunges at about 60 degrees. “Ore” is stockpiled on the surface. Their high grade material is quartz laced with black, red and brown oxides (iron and manganese?). One specimen from the stockpile contains visible pyrite.

They state that the high grade material is 15 to 20 centimeters wide, pinching and swelling. The vein is locally displaced by faults by up to 10 centimeters. BCMC geologist states that the vein is about a meter wide, but the informal miners are only taking high grade material. Two samples collected from the stockpiled ore. 245555 consists of selected specimens of quartz vein material from the dump. The pieces are roughly fist sized.

245556 consists of a shovel full of material from the stockpile. Coarser pieces are “gravel” sized, fines are “sand” sized.

Sample:	245555	selected specimens of quartz vein material from a stockpile

Weight grams:	1050	Gold gpt:	40.4	Coarse Gold %	3.9%	Ag ppm:	5.4

As ppm:	780	Cu ppm:	128	Pb ppm:	122	Zn ppm:	36

Review of the Lomo de Camello Project, Peru	Page 85 of 89

Sample:	245556	shovel full of material from stockpile.

Weight grams:	1020	Gold gpt:	37.7	Coarse Gold %	8.6%	Ag ppm:	2

As ppm:	538	Cu ppm:	81	Pb ppm:	94	Zn ppm:	28

Site Name:	LDC06	UTM Easting:	500219	Northing	8397246

locations based on South American Datum 1956

Field:	Sample 245557 is a continous chip across a 60 centimeter vein about 10 meters below the surface in a glory hole.

Sample:	245557	continous chip across 60 centimeter vein in a glory hole about 10 m

Weight grams:		Site	2 of 5 Pages

Site Name:	LDC07	UTM Easting:	500194	Northing	8397704

locations based on South American Datum 1956

Field:	In a glory hole. Highly fractured brittle shear zone trending 325/60NE. Tota width is 130 centimeters, with 60 centimeters of more oxidized material in the zone towards the footwall. The highly fractured rock is shattered, with a white, talcose-feeling mineral in the fractures that partly holds the rock together.
Sample 245558 is a continuous chip across the lower 60 centimeters of more oxidized material.

Sample 245559 is a continuous chip across the upper 70 centimeters of less oxidized material.
Prior samplers collected samples numbered 10002 and 10003.
The brittle shear is in the hanging wall of a quartz vein.

Sample:	245558	60 centimeter continuous chip across lower, more oxidized part of

Weight grams:	1100	Gold gpt:	0.35	Coarse Gold %	3.8%	Ag ppm:	-0.2

Sample:	245559	70 centimeter continous chip across upper, less oxidized part of brittle

Weight grams:	1000	Gold gpt:	0.07	Coarse Gold %	3.5%	Ag ppm:	-0.2
Site Name:	LDC08			UTM Easting:	500231	Northing	8397722

locations based on South American Datum 1956

Field: In an adit at 20m from the portal. Here there is a vein call the “false vein”, as the miners believe it is not the main vein.

The false vein splays within the stope; it has a total thickness of about 1 meter with panels of country rock between.

Sample 245560 is a continuous chip across one 40 centimeter splay. Its attitude is 320/60.

Sample:	245560	40 centimeter continous chip across one splay of a vein 20 m from the portal of an adit

Weight grams:	980	Gold gpt:	3.13	Coarse Gold %	3.0%	Ag ppm:	0.2

As ppm:	206	Cu ppm:	23	Pb ppm:	96	Zn ppm:	8

Site Name:	LDC10	UTM Easting:	499094	Northing	8399527

locations based on South American Datum 1956

Field	Sample 245561 is a 1 meter vertical continous chip across a “pillar” at the entrance to a shallow-dipping decline. It crosses about 5 sub-centimetric quartz veinlets, almost horizontal, in granodiorite.

Review of the Lomo de Camello Project, Peru	Page 86 of 89

Informal miners brought a specimen of material they were mining from a nearby site.
Visible gold in quartz.

Miners also demonstrated panning ore from pulverized rock from a site they are working lower down this slope to the north.

The material in sample 245561 is not considered ore by the informal miners. No photo at this site.

Site 3 of 5 Pages

Sample:	245561	1 meter vertical continuous chip across a “pillar” at the entrance to a shallow-dipping decline

Weight grams:	700	Gold gpt:	0.3	Coarse Gold %	5.6%	Ag ppm:	-0.2
As ppm:	8	Cu ppm:	30	Pb ppm:	2	Zn ppm:	18
Site Name:	LDC11	UTM Easting:	Northing					Pb ppm:

locations based on South American Datum 1956

Field:	At the face on sub-level 1 of Carola mine. There is a sulphide-bearing quartz vein 57 centimeters wide trending 304/65.

Sample 245562 is a continuous chip across the width of the vein.

Sample 245563 is continous chip across 60 centimeters of brittle sheared handing wall rock.

Sample:	245562	continuous chip across 57 centimeter wide sulphidic quartz vein

Weight grams:	1060	Gold gpt:	34	Coarse Gold %	1.5%	Ag ppm:	3

As ppm:	10000	Cu ppm:	168	Pb ppm:	90	Zn ppm:	8

Sample:	245563	continuous chip across 60 centimeters of brittle shear in hw of vein

Weight grams:	1080	Gold gpt:	2.76	Coarse Gold %	2.4%	Ag ppm:	0.6

As ppm:	4620	Cu ppm:	67	Pb ppm:	30	Zn ppm:	20

Site Name:	LDC12	UTM Easting:	Northing					locations based on South American Datum 1956

Field	Site is in sub-level 1, 15 meters from the shaft, on a NW heading (distance estimated by pacing).

Brittle shear 2.75 meters wide along main Camello vein. Selvages of quartz are intermixed with country rock. The fracture surfaces are coated with Fe oxides. The structure trends 316/45-48NE.

Sample:	245564	continous chip across 2.75 meters of the brittle shear along the main Camello vein.

Weight grams:	1080	Gold gpt:	6.87	Coarse Gold %	1.4%	Ag ppm:	0.4

As ppm:	2870	Cu ppm:	29	Pb ppm:	26	Zn ppm:	12

Site Name:	PL01	UTM Easting:	510661	Northing	8387272

locations based on South American Datum 1956

Field	On a steep slope where there has been a recent discovery of gold mineralization. The country rock is a platey shale. Foliation in the shale trends 320/30. The vein and its host structure trend 342/85.
The “vein” ranges from silicified country rock to white quartz. The latter is shattered and healed by a network of hematitic veinlets. Sample 245565 is 25% the former, 75% the latter. It is a 160 centimeter continous chip. It is not exactly equivalent to any BCMC sample.
	Two photos of this site, taken from below in the quebrada. Site is distant. The site is on the west wall of the canyon. The vein is traceable to the southeast on the east wall of the canyon.	Site	4 of 5 Pages

Review of the Lomo de Camello Project, Peru	Page 87 of 89

Sample:	245565	continuous chip across a brittle shear containing blocky quartz.

Weight grams:	1010	Gold gpt:	2.59	Coarse Gold %	2.4%	Ag ppm:	0.2

As ppm:	384	Cu ppm:	19	Pb ppm:	66	Zn ppm:	10

Site 5 of 5 Pages

Appendix 4: Cost Projections

Notes with respect to cost calculations:

•	the cost calculation on the following page was done using United States dollars, the working currency for mineral exploration in Peru. The $US costs are converted to Canadian currency where presented in section XVII starting on page 47 of this report.

•	the cost calculation incorporates all field costs including but not limited to contractors, company salaries and laboratory charges. It includes reasonable costs for office follow-up. It does not include general office overhead, costs of maintaining mineral rights, and costs to maintain and exercise option agreements.

Review of the Lomo de Camello Project, Peru	Page 88 of 89

Review of the Lomo de Camello Project, Peru	Page 89 of 89

Footnotes

Footnote 1: The term “informal” refers to miners holding no mineral rights, who mine on a very small scale and sell their product directly to a custom mill. They are tolerated to varying degrees by the legal owners of mineral rights.

Footnote 2: The term “professional geologist” refers to persons with training and experience that enable them to conduct geological work at a professional level. It does not necessarily mean that they are registered with a professional association that would be recognized under the terms of NI 43-101.

Footnote 3: One translation for “quebrada” would be “creek valley”.

Footnote 4: When discussing the operations of the informal hand miners, I use the term “ore” for the material they are mining because for them it is ore. Their ore would not be ore for an industrial-scale operation. Such an operation would require much greater volumes of material than do the informals, but could mine at substantially lower grades. The Lomo de Camello property does not contain a known body of ore for an industrial-scale operation.

Footnote 5: Laing uses the word “ore” in an Australian context that does not necessarily have the strict economic implications that the word does in North American usage. I have retained his term but placed it in quotation marks to emphasize the difference in usage.

Certificate of P.A. Ronning for Lomo de Camello Report of 1 August 2002	Page 1 of 2

Certificate of Peter A. Ronning, P.Eng.
for the report dated 1 August 2002 entitled
“Review of the Lomo de Camello Project, Peru”

I, Peter Arthur Ronning, P.Eng. of RR 6, 1450 Davidson Road, Gibsons, B.C.,
V0N 1V6, hereby certify that:

1.	I am a consulting geological engineer, doing business under the registered name New Caledonian Geological Consulting.

2.	I am a member in good standing of the Association of Professional Engineers and Geoscientists of British Columbia, Registration Number 16,883.

3.	I am a graduate of the University of British Columbia in geological engineering, with the degree of B.A.Sc. granted in 1973.

4.	I am a graduate of Queen’s University in Kingston, Ontario, with the degree of M.Sc. (applied) in geology granted in 1983.

5.	I am the author of the report entitled “Review of the Lomo de Camello Project, Peru” and dated 1 August 2002. I have read National Instrument 43-101 and Form 43-101F1, and the technical report has been prepared in compliance with those documents.

6.	I have worked as a geologist and latterly as a Professional Engineer in the field of mineral exploration since 1973, in many parts North and South America. As a result of my experience and training I am a qualified person with respect to the Lomo de Camello project.

7.	I visited the Lomo de Camello Project on the 12th and 13th of June 2002. During the visit I examined many of the mineral occurrences described in this report and collected sixteen rock samples.

8.	The conclusions expressed in this report relating to geological and exploration issues are professional opinions, based upon my own geological field work, information compiled from other sources, and my professional experience. I am not aware of any material fact or material change with respect to the subject matter of the technical report that is not reflected in said report, the failure to disclose which makes the technical report misleading.

9.	Having undertaken reasonable due diligence, and believing the information I have used to be correct, I nevertheless cannot guarantee the accuracy of information that I did not originate.

10.	Statements made in this report relating to mineral titles, permitting and regulatory matters rely on information obtained from the responsible government sources in Peru and from persons active in the mineral exploration industry there. While I am generally knowledgeable concerning the regulations governing mineral titles and exploration activities in Peru I am not a legal or regulatory professional. The information in the report concerning these regulatory matters is provided for the convenience of the reader but is not a professional opinion.

11.	Statements made in this report relating to legal agreements are based upon my own reading of those agreements. I am not a legal professional. The information in the report concerning legal

Certificate of P.A. Ronning for Lomo de Camello Report of 1 August 2002	Page 2 of 2

matters is provided for the convenience of the reader but is not a professional opinion.

12.	Except as herein noted, I neither own, control, nor expect to receive a beneficial interest in the properties described in the report, nor in any entity whose value one could reasonably expect to be affected by the conclusions expressed in the report. This includes EVEolution Ventures Inc., Peru Exploration Ventures LLP, Bear Creek Mining Company Limited and their subsidiaries or associated companies. I may inadvertently be the beneficial owner of an interest in any publicly traded company through participation in mutual funds over whose portfolios I have no control.

13.	I authorize EVEolution Ventures Inc. to use this report for any lawful purpose. In particular, the report and my name may be used in the fulfillment of relevant reporting and disclosure requirements of any stock exchange or securities regulator that recognizes my professional qualifications. Should it be necessary to use abridgments of or excerpts from the report such abridgments or excerpts must be made so as to retain their original meaning and context. All reasonable efforts must be made to allow me to approve such abridgments or excerpts. I waive my right of approval in cases where it is impossible to comply as a result of my own unavailability within a reasonable period of time.

14.	A copy of this report is submitted as a computer readable file in Adobe Acrobat PDF format. Another copy is submitted as a computer readable file in HTML4.01 format. The requirements of electronic filing necessitate submitting the reports as unlocked, editable files. I accept no responsibility for any changes made to the computer files after they leave my control.

“P. Ronning”

Peter A. Ronning, P.Eng.
12 November 2002